Exhibit 10.18

Conformed Copy

25 April 2001

INDALEX, INC.

INDALEX UK LIMITED

GLOBAL APPLIED TECHNOLOGIES HOLDINGS LIMITED

AGREEMENT
for the sale and purchase of
26.2 per cent. of the share capital of
China Aluminum Group
Holdings (BVI) Limited

FRESHFIELDS BRUCKHAUS DERINGER

(English Translation)

I

24.	GOVERNING LAW AND JURISDICTION	22

SCHEDULE 1		24
Definitions and Interpretation		24

SCHEDULE 2		33
The Company And The Subsidiaries		33

SCHEDULE 3		46
The Warranties		46

SCHEDULE 4		69
The Core Agreements		69

SCHEDULE 5		70
Adjustment Accounts		70

SCHEDULE 6		78
The Leased Properties		78

SCHEDULE 7		82
Amendments to the Articles		82

SCHEDULE 8		89
Key Employees and GAT Employees		89

SCHEDULE 9		91
Pre-Completion Dividends		91

SCHEDULE 10		92
Material Terms		92

APPENDIX A		100
Form of Announcement from the Vendor		100

APPENDIX B		101
Sample Accounts		101

II

THIS AGREEMENT is made on 25 April 2001

BETWEEN:

(1)           INDALEX UK LIMITED, a company incorporated under the laws of England whose company number is 188407 and whose registered office is at Novar House, 24 Queens Road, Weybridge, Surrey KT13 9UX (the Purchaser);

(2)           GLOBAL APPLIED TECHNOLOGIES HOLDINGS LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the Vendor); and

(3)           INDALEX, INC., a company incorporated under the laws of Delaware whose registered office is at 3000 Lakeside Drive, Suite 309 South, Bannockburn, IL 60015, USA (Indalex).

WHEREAS:

(A)          China Aluminum Group Holdings (BVI) Limited, a company incorporated under the laws of the British Virgin Islands whose registered office is at the offices of Caribbean Corporate Services Limited, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the Company), is a private company limited by shares incorporated in the British Virgin Islands. The Vendor is the sole legal and beneficial owner of the entire issued share capital of the Company.

(B)           The Vendor has agreed to sell 541,935 ordinary issued shares of US$0.01 each in the Company (representing at the date hereof 26.2 per cent of the entire issued share capital of the Company) (the Shares) to the Purchaser for the consideration and upon the terms set out in this Agreement.

(C)           Indalex has agreed to accept the burden of certain obligations as part of the consideration for the Vendor agreeing to enter into this Agreement.

IT IS AGREED as follows:

DEFINITIONS AND INTERPRETATION

1.1           Words and expressions used in this Agreement shall have the meanings set out in Part A of Schedule 1. The provisions of Part B of Schedule 1 shall be used in the interpretation of this Agreement.

1.2           The Schedules comprise schedules to this Agreement and form part of this Agreement.

SALE OF THE SHARES AND PRICE

2.1           The Vendor as beneficial owner agrees to sell, and the Purchaser agrees to purchase, the Shares on the terms and conditions set out in this Agreement. The

Shares shall be sold free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them.

2.2           The Purchase Price for the Shares shall be paid by the Purchaser (or the Purchaser shall procure that the Purchase Price is paid) to the Vendor in the manner set out in this Agreement.

2.3           If any payment is made by the Vendor to the Purchaser under or in respect of any breach of or provision requiring payment under this Agreement (including, without limitation, any payment pursuant to any Claim or any indemnity contained in this Agreement), the payment shall so far as possible be treated as a reduction in the price paid for the Shares.

CONDITIONS PRECEDENT

3.1           Completion of the sale and purchase of the Shares shall be conditional upon the following conditions having been fulfilled:

(a)           all requisite consents and approvals of all relevant regulatory authorities for the carrying out of the transactions contemplated hereby having been obtained;

(b)           the operation of the Company’s businesses having been continued in the ordinary and normal course;

(c)           no material adverse change having occurred in the financial position or the business of the Company;

(d)           no Group Company having issued any new shares, options or other securities to any person;

(e)           save under the Hongjia Agreement and/or the Nanhua Agreement, neither the Vendor nor any Group Company having either conditionally or unconditionally disposed of, or agreed to dispose of, any shares, options or other securities which it holds in any other Group Company to any person;

(f)            delivery to the Purchaser of the consolidated financial results of the Group (as audited by the Vendor’s Accountants) in relation to the financial year ended 30 June 2000;

(g)           delivery to the Purchaser of a report on the consolidated financial data of the Group in relation to the financial period ended 31 December 2000 prepared by the Company and reviewed by the Vendor’s Accountants;

(h)           the passing of a resolution by the shareholders of the Vendor (in terms satisfactory to the Purchaser) approving:

(i)    the transactions contemplated by the Transaction Agreements which will or may be deemed to be of a connected nature; and

(ii)   the disposal of the Shares by the Vendor which will constitute a major transaction,

in accordance with chapter 14 of the Hong Kong Listing Rules; and

(i)            receipt of written confirmation (to the reasonable satisfaction of the Purchaser) from The Stock Exchange of Hong Kong Limited that none of the transactions contemplated by the Transaction Agreements shall, following the approval of all such transactions by the Vendor’s shareholders in accordance with clause 3.1(h), constitute a connected transaction for the purposes of Chapter 14 of the Hong Kong Listing Rules.

3.2           The Vendor undertakes to use all reasonable endeavours to ensure that the Conditions Precedent are fulfilled to the satisfaction of the Purchaser as soon as reasonably practicable and in any event by noon (Hong Kong time) on 15 June 2001 (or such later time as the parties may agree in writing). The Purchaser shall notify the Vendor in writing within five Business Days after the Conditions Precedent specified in clause 3.1(a), (f), (g), (h) and (i) have been fulfilled to the satisfaction of the Purchaser.

3.3           The Purchaser shall be entitled in its absolute discretion, by written notice to the Vendor, to waive any or all of the Conditions Precedent either in whole or in part, except the Conditions Precedent specified in clause 3.1(a) (in so far as the relevant condition relates to the Company or the Vendor), clause 3.1(h) and (i).

3.4           If any of the Conditions Precedent have not been fulfilled (or waived) on or before noon (Hong Kong time) on 15 June 2001 (or such later time as the parties may agree in writing), this Agreement (other than clauses 1, 12 to 24 (apart from clauses 14, 19, 20 and 22) and Schedule 1) shall automatically terminate and none of the parties shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save in respect of any rights and liabilities of the parties which have accrued prior to termination).

PRE-COMPLETION UNDERTAKINGS

4.1                                 Pending Completion, the Vendor shall ensure that:

(a)                                  each Group Company shall carry on its business in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

(b)                                 each Group Company shall take all reasonable steps to preserve and protect its assets;

(c)                                  the Purchaser is supplied with such information and documents of the Group as it or its professional advisers may reasonably require and that its representatives are allowed, upon reasonable notice and during normal business hours, access to the premises of each Group Company;

(d)           no member of the Vendor’s Group shall do, allow or procure any act or omission which would constitute or give rise to a material breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(e)           prompt disclosure is made to the Purchaser of all relevant information which comes to the notice of the Vendor in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a material breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(f)            save for those dividends set out in Schedule 9 to be declared by each company set out in column 1 prior to Completion and paid following Completion to the relevant company set out in column 2 in the amounts equal to the relevant amount as set out in column 3, no dividend or other distribution shall be declared, paid or made by any Group Company;

(g)           no share or loan capital shall be allotted or issued or, save pursuant to the Hongjia Acquisition and/or the Nanhua Acquisition, agreed to be allotted or issued by any Group Company;

(h)           no action is taken by any member of the Vendor’s Group which is materially inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(i)            unless the prior written consent of the Purchaser has been obtained, none of the Hongjia Material Terms and none of the Nanhua Material Terms have been amended, modified or varied (in writing or otherwise) whether prior or subsequent to the execution of the Hongjia Agreement or the Nanhua Agreement, respectively, and whether at the direction of a regulatory body or otherwise.

4.2           Pending Completion, the Vendor shall ensure that the Company consults fully with the Purchaser in relation to any matters which may have a material effect upon the Group and that, save for the Hongjia Agreement and the Nanhua Agreement, no Group Company, shall, without the prior written consent of the Purchaser:

(a)           enter into any individual contract or commitment (or make a bid or offer which may lead to a contract or commitment) (but excluding any contract or commitment for the purchase or sale of aluminum ingots or scrap or normal trade or credit facilities or the sale of the Group’s products in the ordinary and normal course) having a value or involving expenditure in excess of HK$5 million or which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Group (but excluding any contract or commitment between any member of the Group and either (i) a new supplier of aluminum ingots or scrap; or (ii) a new customer of the products manufactured by the Group);

(b)           agree to any material variation of any existing material contract to which that Group Company is a party;

(c)           (whether in the ordinary and usual course of business or otherwise) acquire or dispose of, or agree to acquire or dispose of, any business or any asset, other than aluminum ingots, scrap or other products of the Group, having a value in excess of HK$5 million; or

(d)           enter into any agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

4.3           Pending Completion, the Vendor shall not, and shall procure that no member of the Vendor’s Group shall, either conditionally or unconditionally, transfer or dispose, or, save pursuant to the Hongjia Acquisition and/or the Nanhua Acquisition, agree to transfer or dispose, of any share(s) in the capital of any Group Company to any other person (save as contemplated by this Agreement).

4.4           The Vendor undertakes that it shall consult with the Purchaser and keep the Purchaser informed on an ongoing basis in relation to the due diligence review process undertaken in relation to the Hongjia Acquisition and the Nanhua Acquisition and, upon the Purchaser’s request, shall provide the Purchaser with all information relating to the Hongjia Acquisition and the Nanhua Acquisition.

COMPLETION

5.1           The sale and purchase of the Shares shall be completed at the Hong Kong offices of Freshfields Bruckhaus Deringer on 8 June 2001 or on such date as may be agreed between the Vendor and the Purchaser following notification by the Purchaser to the Vendor of the fulfilment (or waiver) of all the Conditions Precedent (but, in any event, prior to noon (Hong Kong time) on 26 June 2001 or such later date as the parties may agree in writing). The events referred to in the following provisions of this clause 5 shall take place on Completion.

5.2           The Vendor shall deliver (or cause to be delivered) to the Purchaser:

(a)           duly executed transfers into the name of the Purchaser or its nominee in respect of all of the Shares, together with the relative share certificates;

(b)           originals of each of the Core Agreements (other than the Service Agreements and the Amendment Service Agreements) duly executed (where appropriate, as a deed) by each of the appropriate parties (other than the Purchaser);

(c)           all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder(s) of the Shares;

(d)           copies of the following (i) the constitutional documents of the Vendor and the Company; (ii) the resolutions of the boards of directors of the Vendor and the Company, authorising the execution of and the performance by the Vendor and the Company of their obligations under the relevant Transaction Agreements and each of the other documents to be executed by the Vendor and the Company; and (iii) the powers of attorney, dated prior to the date of this Agreement, executed by the Vendor in favour of Kwong to execute, as appropriate, each of the Transaction Agreements and all other documents referred to in any of the Transaction Agreements on the Vendor’s behalf (each copy to be certified by a duly appointed officer as true and correct and, in the case of the constitutional documents, accurate as at the Completion Date); and

(e)           a copy of the confirmation from Global Applied Technologies Limited currently of 12th Floor, Railway Plaza, 39 Chatham Road South, Kowloon, Hong Kong, confirming its acceptance to act as the Company’s agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement.

5.3           The Vendor shall use its best endeavours to procure that it shall deliver to the Purchaser copies of each of the Service Agreements and each of the Amendment Service Agreements (certified by a duly appointed officer as true and correct) duly executed by each of the relevant parties.

5.4           The Vendor shall procure that resolutions of the board of directors of the Company are passed by which the following business are transacted:

(a)           the registration (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause 5.2 are approved;

(b)           the due execution of each of the Core Agreements to which the Company is a party (where appropriate, as a deed) by the Company; and

(c)           the adoption of the Amendments to the Articles substantially in the form of the agreed draft set out in Schedule 7. Prior to the Company adopting the Amendments to the Articles, the Vendor shall, as the holder of at least 75 percent. of the issued voting shares in the capital of the Company as at Completion, pass a shareholder’s special resolution to approve the adoption of the Amendments to the Articles by the Company substantially in the form of the agreed draft set out in Schedule 7.

5.5           The Purchaser shall:

(a)           pay, or shall procure payment, to the Vendor the sum of HK$419,200,000, subject to adjustment as provided in clause 7. Such payment shall be made in the manner and to the account specified in clause 20 and the Purchaser shall not be concerned to see that the funds are applied in payment to the Vendor;

(b)           deliver to the Vendor originals of each of the Core Agreements to which the Purchaser is a party duly executed (where appropriate, as a deed) by the Purchaser;

(c)           deliver to the Vendor copies of the following (i) a list of all directors of the Purchaser; (ii) the latest audited financial statements of the Purchaser; (iii) the constitutional documents of the Purchaser, (iv) the minutes of the Purchaser authorising the execution and performance by the Purchaser of its obligations under the relevant Transaction Agreements and each of the other documents to be executed by the Purchaser; and (v) the power of attorney, dated prior to the date of this Agreement, executed by the Purchaser in favour of, amongst others, Mark Emery, to execute, as appropriate, each of the Transaction Agreements and all other documents referred to in any of the Transaction Agreements on the Purchaser’s behalf (each copy to be certified by a duly appointed officer as true and correct and, in the case of the list of directors and the constitutional documents, accurate as at the Completion Date); and

(d)           deliver to the Vendor a copy of the confirmation from MK Electric (China) Limited currently of 9th Floor Grand Centre, 8 Humphreys Avenue, Tsimshatsui, Kowloon, Hong Kong confirming its acceptance to act as the Purchaser’s agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement.

5.6           If the Vendor fails or is unable to perform any material obligation required to be performed by the Vendor pursuant to clauses 5.2, 5.3 or 5.4 by noon (Hong Kong time) on 26 June 2001, the Purchaser shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the Vendor:

(a)           terminate this Agreement (other than clauses 1, 12 to 24 (apart from clauses 14, 19, 20 and 22) and Schedule 1), in which case none of the parties shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save in respect of any rights and liabilities of the parties which have accrued prior to termination);

(b)           elect to complete this Agreement on that date, to the extent that the Vendor or the Company, as appropriate, is ready, able and willing to do so, and specify a later date on which the Vendor or the Company, as appropriate, shall be obliged to complete its outstanding obligations; or

(c)           elect to defer the completion of this Agreement by not more than 20 Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 5.6 (other than this sub-clause (c)) shall apply, mutatis mutandis, if the Vendor or the Company, as appropriate, fails or is unable to perform any such obligations on such other date.

5.7           If the Purchaser fails or is unable to perform any material obligation required to be performed by the Purchaser pursuant to clause 5.5 by noon (Hong Kong time) on 26 June 2001, the Vendor shall not be obliged to complete the sale and purchase of the Shares and the Vendor may, in its absolute discretion, by written notice to the Purchaser:

(a)           terminate this Agreement (other than clauses 1, 12 to 24 (apart from clauses 14, 19, 20 and 22) and Schedule 1), in which case none of the parties shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save in respect of any rights and liabilities of the parties which have accrued prior to termination);

(b)           elect to complete this Agreement on that date, to the extent that the Purchaser is ready, able and willing to do so, and specify a later date on which the Purchaser shall be obliged to complete its outstanding obligations; or

(c)           elect to defer the completion of this Agreement by not more than 20 Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 5.7 (other than this sub-clause (c)) shall apply, mutatis mutandis, if the Purchaser fails or is unable to perform any such obligations on such other date.

ADJUSTMENT ACCOUNTS

6.1           Each set of Adjustment Accounts to be prepared under this Agreement shall be prepared in accordance with the provisions and basis set out in Schedule 5 and this clause 6.

6.2           As soon as practicable following the balance sheet date of the relevant Adjustment Accounts, the Vendor shall deliver to the Purchaser the unaudited management accounts in relation to the Company and its subsidiaries for the period to which the relevant Adjustment Accounts relate. The Vendor shall arrange for draft Adjustment Accounts to be prepared by the Company and the Vendor’s Accountants and for such draft Adjustment Accounts to be delivered to the Purchaser (with a copy to the Purchaser’s Accountants) within:

(a)           60 days of the Completion Date;

(b)           90 days of the balance sheet date of the 2001 Adjustment Accounts; and

(c)           60 days of the balance sheet date of the 2002 Adjustment Accounts and the 2003 Adjustment Accounts.

6.3           The Vendor shall arrange for the draft Adjustment Accounts to be subject to certain review procedures as specified in Schedule 5 and performed by the Vendor’s Accountants prior to submission to the Purchaser. The Purchaser shall notify the Vendor within 30 days of receipt of such draft Adjustment Accounts whether or not it accepts them for the purposes of this Agreement.

6.4           If the Purchaser notifies the Vendor that it does not accept such draft Adjustment Accounts:

(a)           it shall set out in detail its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Adjustment Accounts in order to comply with the requirements of this Agreement; and

(b)           the Vendor and Purchaser shall use all reasonable endeavours (in conjunction with the Vendor’s Accountants and the Purchaser’s Accountants) to meet and discuss the objections of the Purchaser and to reach agreement upon the adjustments (if any) required to be made to the draft Adjustment Accounts.

6.5           If the Purchaser is satisfied with the draft Adjustment Accounts (either as originally submitted or after adjustments agreed between the Vendor and the Purchaser) or if the Purchaser fails to notify the Vendor of its non-acceptance of the draft Adjustment Accounts within the 30 day period referred to in clause 6.3, then the draft Adjustment Accounts (incorporating any agreed adjustments) shall constitute the Adjustment Accounts for the purposes of the obligation under this Agreement in relation to which they are being prepared.

6.6           If the Vendor and the Purchaser do not reach agreement within 30 days of the Purchaser’s notice of non-acceptance under clause 6.4, then, on the application of either the Vendor or the Purchaser, the matters in dispute shall be referred for determination by an independent firm of internationally recognised certified public accountants in Hong Kong to be agreed upon by the Vendor and the Purchaser or, failing agreement, to be selected by the President of the Hong Kong Society of Accountants. The following terms of reference shall apply:

(a)           the Purchaser’s Accountants and the Vendor’s Accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(b)           in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Adjustment Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement and the detailed reasons for such adjustments;

(c)           any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the Vendor and the Purchaser; and

(d)           the expenses of any such determination by an independent firm of accountants shall be borne between the Vendor and the Purchaser in such proportions as the firm shall in its discretion determine (acting as experts and not as arbitrators).

6.7           If the Vendor and the Purchaser reach (or pursuant to clause 6.5 are deemed to reach) agreement on the Adjustment Accounts or the Adjustment Accounts are finally determined at any stage in the procedures set out in this clause 6:

(a)           the Adjustment Accounts as so agreed, constituted or determined shall be the Adjustment Accounts for the purposes of the obligation under this Agreement in relation to which they are being prepared and shall be final and binding on the Vendor and the Purchaser, and

(b)           (i)            in relation to the Completion Accounts, the amount of the Completion Net Debt; and

(ii)           in relation to the 2001 Adjustment Accounts, 2002 Adjustment Accounts and 2003 Adjustment Accounts, the amount of the Working Capital, Company Sales and EBITDA as at the balance sheet date in relation to which the Adjustment Accounts have been prepared, shall be derived from the Adjustment Accounts by reference to, among other things, the provisions of Schedule 5 and the Sample Accounts.

6.8           Each party shall use all reasonable endeavours to ensure that the Purchaser and the Purchaser’s Accountants and the Vendor and the Vendor’s Accountants each have such access to all relevant working and other papers which relate to the relevant Adjustment Accounts and provide to the accountants appointed under clause 6.6 such information and explanations as are reasonably necessary for the purposes of this Agreement.

INITIAL PRICE ADJUSTMENT AND DEFERRED PAYMENT OBLIGATIONS

7.1           Following Completion, Completion Accounts shall be prepared. Upon determination, by reference to the Completion Accounts, of the Completion Net Debt, the following payments shall be made:

(a)           if the Completion Net Debt is a positive figure, the Vendor shall pay to the Purchaser an amount equal to the Completion Net Debt multiplied by the Applicable Proportion; and

(b)           if the Completion Net Debt is a negative figure, the Purchaser shall pay, failing which Indalex shall pay, to the Vendor an amount equal to the Completion Net Debt multiplied by the Applicable Proportion provided that the maximum that the Purchaser shall pay to the Vendor under this subclause (b) shall not exceed HK$100,000,000.

7.2           Following 30 June 2001, Adjustment Accounts shall be prepared as at 30 June 2001 (the 2001 Adjustment Accounts). Upon determination by reference to the 2001 Adjustment Accounts of the 2001 EBITDA, the 2001 Working Capital and the 2001 Company Sales, the Purchaser shall, subject to the following conditions being fulfilled, pay, failing which Indalex shall pay, to the Vendor by way of adjustment to the Purchase Price an additional HK$26,200,000. The conditions are:

(a)           the 2001 Company Sales being equal to or greater than the 2001 Company Sales Threshold;

(b)           the 2001 EBITDA being equal to or greater than the 2001 EBITDA Threshold; and

(c)           the ratio of the 2001 Working Capital to the 2001 Company Sales being the same as or less than the Ratio Threshold.

If one or more of the conditions in paragraphs (a) to (c) (inclusive) above is not fulfilled, then the Vendor shall irrevocably forfeit its right to receive any payment under this clause 7.2.

7.3           Following 30 June 2002, Adjustment Accounts shall be prepared as at 30 June 2002 (the 2002 Adjustment Accounts). Upon determination, by reference to the 2002 Adjustment Accounts, of the 2002 EBITDA, the 2002 Working Capital and the 2002 Company Sales, the Purchaser shall, subject to the following conditions being fulfilled, pay, failing which Indalex shall pay, to the Vendor by way of adjustment to the Purchase Price an additional HK$52,400,000. The conditions are:

(a)           the 2002 Company Sales being equal to or greater than the 2002 Company Sales Threshold;

(b)           the 2002 EBITDA being equal to or greater than the 2002 EBITDA Threshold; and

(c)           the ratio of the 2002 Working Capital to the 2002 Company Sales being the same as or less than the Ratio Threshold.

If one or more of the conditions in paragraphs (a) to (c) (inclusive) above is not fulfilled, then the Vendor shall irrevocably forfeit its right to receive any payment under this clause 7.3.

7.4           Following 30 June 2003, Adjustment Accounts shall be prepared as at 30 June 2003 (the 2003 Adjustment Accounts). Upon determination, by reference to the 2003 Adjustment Accounts, of the 2003 EBITDA, the 2003 Working Capital and the 2003 Company Sales, the Purchaser shall, subject to the following conditions being fulfilled, pay, failing which Indalex shall pay, to the Vendor by way of adjustment to the Purchase Price an additional HK$26,200,000. The conditions are:

(a)           the 2003 Company Sales being equal to or greater than the 2003 Company Sales Threshold;

(b)           the 2003 EBITDA being equal to or greater than the 2003 EBITDA Threshold; and

(c)           the ratio of the 2003 Working Capital to the 2003 Company Sales being the same as or less than the Ratio Threshold.

If one or more of the conditions in paragraphs (a) to (c) (inclusive) above is not fulfilled, then the Vendor shall irrevocably forfeit its right to receive any payment under this clause 7.4.

7.5           Any payment to be made in accordance with this clause 7 shall be made within one calendar month after the Vendor and the Purchaser having reached (or pursuant to clause 6.5 are deemed to have reached) agreement on the relevant Adjustment Accounts or the relevant Adjustment Accounts having been finally determined at any stage is the procedures set out in clause 6.

7.6           All amounts payable by the Purchaser to the Vendor under this clause 7 shall be subject to set-off against any accrued rights of payment of any liquidated sums due to the Purchaser from the Vendor under this Agreement or the Shareholders Agreement.

7.7           Any payment made in accordance with this clause 7 shall be made in the manner and to the account specified in clause 20 and the Purchaser shall not be concerned to see that the funds are applied in payment to the Vendor.

NON-COMPETITION RESTRICTIONS

8.1           Each of Indalex and the Purchaser shall not and each shall procure that each other member of the Indalex Group and the Purchaser’s Group respectively shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or interested economically or otherwise in any manner whatsoever in any Competing Business operating in the PRC from the period commencing upon Completion and expiring upon the Purchaser Disposal Date. The restrictions in this clause 8.1 shall not apply:

(a)           to any direct or indirect shareholding in the Company, any other Group Company or any other company or business in which any member of the Purchaser’s Group or any member of the Indalex Group has co-invested with a member of the Vendor’s Group; or

(b)           where the Shareholders Agreement has terminated or in the event that a Deadlock (as defined in the Shareholders Agreement) arises.

8.2           The Vendor shall not and shall procure that each other member of the Vendor’s Group shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or interested economically or otherwise in any manner whatsoever in any Competing Business:

(a)           operating in North America and / or Canada (including by way of import and sale into North America and / or Canada by or on behalf of any Competing Business of any goods manufactured, produced or acquired by or supplied to such Competing Business) during the period from Completion to the third anniversary of the Vendor Disposal Date or the third anniversary of the termination of the Shareholders Agreement (whichever is later); or

(b)           operating in the PRC during the period from Completion to the Purchaser Disposal Date.

The restrictions in this clause 8.2 shall not apply:

(i)            to any direct or indirect shareholding in the Company, any other Group Company or any other company or business in which any member of the Vendor’s Group has co-invested with a member of the Purchaser’s Group or a member of the Indalex Group; or

(ii)           as regards the restriction in subclause (b),

(A)      following the expiry of a two month period commencing upon a Deadlock (as defined in the Shareholders Agreement) arising (unless the Deadlock is resolved under the provisions of the Shareholders Agreement prior to the expiry of the two month period) and the restrictions in subclause (b) shall continue to cease to apply for such time as the Deadlock is ongoing and has not been resolved under the provisions of the Shareholders Agreement; or

(B)      in the event that the Shareholders Agreement terminates.

8.3           The Vendor shall not (and shall procure that each other member of the Non-Aluminum Group shall not) within a period of two years after Completion, directly or indirectly, solicit or endeavour to entice away from any Group Company, offer employment to or employ, or offer or conclude any contract for services with, any director, officer or person who was employed by any Group Company in highly skilled or managerial work at any time during the 12 months prior to Completion.

8.4           The Purchaser shall not (and shall procure that each other member of the Purchaser’s Group shall not) within a period of two years after Completion, directly or indirectly, solicit or endeavour to entice away from any Group Company, offer employment to or employ, or offer or conclude any contract for services with, any director, officer or person who was employed by any Group Company in highly skilled or managerial work at any time during the 12 months prior to Completion.

8.5           Except so far as may be required by law and in such circumstances only after prior consultation with the Purchaser, the Vendor shall not (and shall procure that each other member of the Non-Aluminum Group shall not) at any time disclose to any person or use to the detriment of any Group Company any trade secret or other confidential information of a technical character which it holds in relation to any Group Company or its affairs.

8.6           The parties acknowledge and agree that each of clauses 8.1, 8.2, 8.3 and 8.4 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the respective parties but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

WARRANTIES AND UNDERTAKINGS

9.1           The Vendor represents and warrants to the Purchaser in the terms of the Warranties and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. The Warranties are subject to the matters fairly disclosed in the Disclosure Letter.

9.2           The Vendor agrees to waive the benefit of all rights (if any) which it may have against:

(a)           any Group Company; or

(b)           to the extent that any claim against them will result in the relevant Group Company which employs such persons incurring a corresponding liability to such persons, any present or former officer or employee of any such company, on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Vendor undertakes not to make any claim in respect of such reliance.

9.3           Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

9.4           The Warranties shall be deemed to be repeated at all times up to and including Completion with reference to the facts and circumstances then existing.

9.5           The Vendor undertakes to notify the Purchaser in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of the Group taken as a whole.

9.6           The Vendor agrees and undertakes that it shall, and shall procure that each Group Company in relation to which an Exemption or Exemptions is or are disclosed as having been granted in the Disclosure Letter shall, comply with all the conditions and requirements in order to benefit from the relevant Exemption or Exemptions; and shall duly and within appropriate time limits file all returns, letters, notices required to be filed in order to benefit from such Exemption or Exemptions to the full extent set out in the Disclosure Letter.

LIMITATIONS ON CLAIMS

10.1         The Vendor shall not be liable for any Claim:

(a)           unless the Purchaser gives written notice containing details of the Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of such Claim:

(i)        on or before the date falling 60 days after receipt by the Purchaser’s Accountants of the Accounts for the financial year ending 30 June

2003, in the case of a Claim for breach of any of the Warranties other than the Tax Warranties and the Environmental Warranties;

(ii)       on or before the date falling 60 days after receipt by the Purchaser’s Accountants of the Accounts for the financial year ending 30 June 2011, in the case of a Claim for breach of any of the Tax Warranties or under the Exemption Undertaking; and

(iii)      on or before the thirtieth anniversary of Completion, in the case of a Claim for breach of any of the Environmental Warranties;

(b)           unless the aggregate amount of the liability for all Claims exceeds HK$1,000,000 (in which event the Purchaser shall be entitled to claim the whole amount of such Claims and not merely the excess); and

(c)           for breach of the Tax Warranties or under the Exemption Undertaking, to the extent that the Claim arises or is increased as a result only of any increase in rates of Tax or a withdrawal of any Exemption or the imposition of additional conditions to a right to an Exemption which is announced and comes into force after the date of this Agreement or of any change in law relating to Tax governing the Group or the interpretation or enforcement of such law which is announced and comes into force after the date of this Agreement.

10.2         The Vendor’s aggregate amount of liability for all Claims shall not exceed the Purchase Price.

10.3         None of the limitations contained in clauses 10.1 and 10.2 shall apply to any breach of any Warranty which (or the delay in discovery of which) is the consequence of dishonest or deliberate mis-statement, concealment or other such conduct by Kwong or by any member of the Vendor’s Group or any officer or employee, or former officer or employee, of any member of the Vendor’s Group.

10.4         No liability for any Claim for breach of any Warranty shall arise:

(a)           if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly disclosed in the Disclosure Letter;

(b)           if and to the extent that the matter giving rise to such Claim is specifically provided or reserved for in the Last Accounts; or

(c)           if and to the extent that an adjustment to the Purchase Price has been made under clause 7.1 and such adjustment relates to the matter giving rise to such Claim.

10.5         In the event that any member or members of the Group makes recovery for any loss incurred under the Tax Indemnity arising from circumstances which also directly relate to a Claim, the liability of the Vendor to the Purchaser under that Claim shall be limited to the amount by which the amount of the Claim exceeds the amount so recovered by the Group (net of reasonable out-of-pocket costs and expenses incurred in such recovery) under the Tax Indemnity.

PURCHASER’S RIGHTS TO TERMINATE

11.           The Purchaser may by written notice given to the Vendor at any time prior to Completion terminate this Agreement (other than clauses 1, 12 to 24 (apart from clauses 14, 19, 20 and 22) and Schedule 1) if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Purchaser at any time prior to Completion which:

(a)           constitutes a material breach by the Vendor of this Agreement (including, without limitation, any material breach of the pre-Completion undertakings in clause 4);

(b)           would constitute a breach of any Warranty (being material in the context of the Group taken as a whole) subject to the matters fairly disclosed in the Disclosure Letter if the Warranties were repeated on or at any time before Completion by reference to the facts and circumstances then existing; or

(c)           affects or is likely to affect in a materially adverse manner the business, financial position or prospects of the Group taken as a whole (not being an event affecting or likely to affect to a similar extent generally all companies carrying on similar businesses in the PRC), in which case none of the parties shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save in respect of any rights and liabilities of the parties which have accrued prior to termination).

WITHHOLDING TAX AND GROSSING UP

12.1         The Vendor shall pay all sums payable by them under this Agreement free and dear of all deductions or withholdings. If a deduction or withholding is so required, the Vendor shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

12.2         If any U.S., English or Hong Kong Tax Authority brings any sum paid by the Vendor under or pursuant to this Agreement into charge to Tax, then the Vendor shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement

ENTIRE AGREEMENT

13.           This Agreement, the Deed of Undertaking, the Core Agreements and the Disclosure Letter set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This Agreement supersedes the

Memorandum of Understanding dated 7 March 2001 (and effective on 8 March 2001) between the parties and Kwong which shall cease to have any further force or effect.

VARIATION

14.1         No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it.  The expression variation shall include any variation, supplement, deletion or replacement however effected.

14.2         Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

ASSIGNMENT

15.1         It is acknowledged and agreed by the Vendor that the Purchaser may at any time following Completion effect a corporate reorganisation of the Purchaser’s Group and / or the Indalex Group whereby the Purchaser may sell or transfer (or procure the sale or transfer of) all or any of the Shares to Indalex or any wholly owned subsidiary of either the Purchaser or Indalex. Accordingly, subject to clause 15.2 the Vendor agrees that the benefit of this Agreement may be assigned (in whole or in part) by the Purchaser without the consent of the Vendor to, and may be enforced by, Indalex or any wholly owned subsidiary of either the Purchaser or Indalex which is the legal and / or beneficial owner for the time being of any or all of the Shares as if it were the Purchaser under this Agreement.

15.2         If the benefit of the whole or any part of this Agreement is assigned by the Purchaser to Indalex or any of either the Purchaser’s or Indalex’s wholly owned subsidiaries in accordance with clause 15.1 that company may at any time assign the same to Indalex or any other wholly owned subsidiary of either the Purchaser or Indalex and where any such assignee subsequently ceases to be a wholly owned subsidiary of either the Purchaser or Indalex, the Purchaser or Indalex, as appropriate, shall procure that before it so ceases it shall assign that benefit to Indalex, to the Purchaser or to another continuing wholly owned subsidiary of either the Purchaser or Indalex.

15.3         It is acknowledged and agreed by Indalex and the Purchaser that the Vendor may at any time following Completion effect an intra-group reorganisation of the Vendor’s Group whereby, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), the Vendor may sell or transfer all or any of the ordinary shares in the capital of the Company held by it (the Vendor’s Shares) to any other wholly owned subsidiary of the Vendor. Accordingly, subject to clause 15.4, Indalex and the Purchaser agree that the benefit of this Agreement may be assigned (in whole or in part) by the Vendor, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), to, and may be enforced by, any wholly owned subsidiary of the Vendor which is the legal and / or the beneficial owner for the time being of any or all of the Vendor’s Shares as if it were the Vendor under this Agreement.

15.4         If the benefit of the whole or any part of this Agreement is assigned by the Vendor to any of its wholly owned subsidiaries in accordance with clause 15.3 that member of the Vendor’s Group may, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), at any time assign the same to any other wholly owned subsidiary of the Vendor’s Group and where any such assignee subsequently ceases to be a wholly owned subsidiary of the Vendor, the Vendor shall procure that before it so ceases it shall assign that benefit to the Vendor or to another continuing wholly owned subsidiary of the Vendor, subject to obtaining the Purchaser’s prior written consent (not to be unreasonably withheld or delayed).

15.5         Save as provided in clauses 15.1, 15.2, 15.3 and 15.4, no party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties.

ANNOUNCEMENTS

16.1         Save for the Announcement and except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction  to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Company, the Vendor’s Group or the Purchaser’s Group without the prior written approval of each of the others (such approval not to be unreasonably withheld or delayed), during any period before or within two years after Completion.

16.2         Save for the Announcement, where any announcement or disclosure is made in reliance on the exception in clause 16.1, the party making the announcement or disclosure will use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the announcement or disclosure and, unless required to do so by the stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, no reference shall be made in the announcement to Kwong or any member of the Vendor’s Group (if the announcement is being made by any member of the Purchaser’s Group) or to any member of the Purchaser’s Group (if the announcement is being made by any member of the Vendor’s Group or Kwong).  If reference is required, the relevant party (or, if they cannot be reached, their professional advisers) shall be notified and the parties (or if relevant their professional advisers) shall discuss and use their best endeavours to agree the content of the announcement. Any finalised announcements made by or on behalf of one party shall be sent to each of the parties prior to publication.

COSTS

17.           Each of the Vendor and the Purchaser shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

SEVERABILITY

18.           If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

COUNTERPARTS

19.           This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

PAYMENTS

20.1         All payments made under this Agreement by the Vendor to the Purchaser or vice versa shall be made in accordance with the terms of this clause.

20.2         In the event that the Purchaser is obliged to pay any amount to the Vendor under this Agreement on any particular day, the Purchaser shall cause the amount to be paid, in immediately available funds, by electronic funds transfer to the Vendor’s bank account at The Hongkong and Shanghai Banking Corporation Limited, Account Type: HKD Savings Account, Account No: 001-4-326441, Account name: Global Applied Technologies Holdings Limited, for value on the same day.

20.3         In the event that the Vendor is obliged to pay any amount to the Purchaser under this Agreement on any particular day, the Vendor shall cause the amount to be paid, in immediately available funds, by electronic funds transfer to the Purchaser’s bank account at Lloyds TSB Bank plc, City Office, 11-15 Monument Street, London EC3V 9JA, swift code LOYDGB2LCTY, Account Name: Indalex UK Limited, Account No: 49005142 for value, on the same day.

WAIVERS, RIGHTS AND REMEDIES

21.1         No failure or delay by either the Purchaser, Indalex or the Vendor in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

21.2         The rights and remedies of the Purchaser, Indalex and the Vendor under or pursuant to this Agreement are cumulative, may be exercised as often as either the Purchaser, Indalex or the Vendor, as appropriate, considers appropriate and are in addition to its rights and remedies under general law.

21.3         The rights and remedies of the Purchaser, Indalex and the Vendor under this Agreement shall not be affected, and the other’s liabilities under this Agreement shall not be released, discharged or impaired, (i) by Completion, (ii) in relation to the Purchaser’s or Indalex’s rights and remedies, by any investigation made into the affairs of any Group Company, (iii) subject to compliance with the notice requirements in clause 10.1(a), by the expiry of any limitation period prescribed by law, or (iv) other than by a specific and duly authorised written waiver or release by the Purchaser, Indalex or the Vendor, as appropriate.

FURTHER ASSURANCE

22.           The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

NOTICES

23.1         Any notice or other communication to be given by one party to any other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 23.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 23.2 and in each case marked for the attention of the relevant party set out in clause 23.2 (or as otherwise notified from time to tune in accordance with the provisions of this clause 23). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)           in the case of delivery by hand, when delivered;

(b)           in the case of fax, at the time of transmission; or

(c)           in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting,

provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

23.2         The addresses and fax numbers of the parties for the purpose of clause 23.1 are as follows:

Global Applied Technologies Holdings Limited

Address:	12th Floor
Railway Plaza
39 Chatham Road South
Kowloon Hong Kong

Fax:	+852 2156 8600

For the attention of:	The Chairman

Indalex, Inc.

Address:	Indalex, Inc.
3000 Lakeside Drive
Suite 309 South
Bannockburn
IL 60015
USA

Fax:	+1 847 295 3782

For the attention of:	The Company Secretary of Indalex, Inc.

with a copy to:

Novar PLC

Address:	Novar PLC
Novar House
24 Queen’s Road
Weybridge
Surrey KT13 9UX

Fax:	+44 1932 823 313

For the attention of:	The Group Company Secretary

Indalex UK Limited

Address:	Indalex UK Limited
Novar House
24 Queen’s Road
Weybridge
Surrey KT13 9UX

Fax:	+44 1932 823 313

For the attention of:	The Group Company Secretary of Novar PLC

23.3         A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 23, provided that, such notice shall only be effective on:

(a)           the date specified in the notice as the date on which the change is to take place; or

(b)           if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

23.4         In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GOVERNING LAW AND JURISDICTION

24.1         This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

24.2         Each of the parties agrees that the courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

24.3         The parties irrevocably waive any objections to the jurisdiction of any court referred to in this clause.

24.4         The parties irrevocably agree that a judgment or order of any court referred to in this clause in connection with this Agreement is conclusive and binding on them and may be enforced against it in the courts of any other jurisdiction.

24.5         Each of the Purchaser and Indalex shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be MK Electric (China) Limited currently of 9th Floor Grand Centre, 8 Humphreys Avenue, Tsimshatsui, Kowloon, Hong Kong and any writ, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being.

24.6         Each of the Purchaser and Indalex irrevocably agrees with the Vendor that if its process agent ceases to have an address in Hong Kong or ceases to act as their process agent, they shall by no later than such cessation appoint a successor process agent and will deliver to the Vendor within 14 days of such appointment a copy of a written confirmation to the Vendor by the successor process agent of its acceptance of appointment. Until such time as service on the Vendor of a written confirmation of acceptance of appointment of a successor process agent shall have been completed, service on the process agent last known to the Vendor at such agent’s last known address shall be deemed sufficient service on the Purchaser and Indalex.

24.7         The Company shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Deed. Such agent shall be Global Applied Technologies Limited currently of 12th Floor, Railway Plaza, 39 Chatham Road South, Kowloon, Hong Kong and any writ, judgment or other notice of legal process shall be sufficiently served on the Company if delivered to such agent at its address for the time being.

24.8         The Company irrevocably agrees with the Purchaser and Indalex that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall by no later than such cessation appoint a successor process agent and will deliver to the Purchaser and Indalex within 14 days of such appointment a copy of a written confirmation to the Purchaser and Indalex by the successor process agent of its acceptance of appointment. Until such time as service on the Purchaser of a written confirmation of acceptance of appointment of a successor process agent shall have been completed, service on the process agent last known to the Purchaser at such agent’s last known address shall be deemed sufficient service on the Company.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

SCHEDULE 1

Definitions and Interpretation

Part A:           Definitions

2001 Company Sales Threshold means HK$1,867 million;

2001 EBITDA Threshold means HK$375 million;

2001 Gross Sales Threshold means 6,500 metric tonnes;

2002 Company Sales Threshold means HK$2,053 million;

2002 EBITDA Threshold means HK$431 million;

2002 Gross Sales Threshold means 18,000 metric tonnes;

2003 Company Sales Threshold means HK$2,258 million;

2003 EBITDA Threshold means HK$474 million;

2003 Gross Sales Threshold means 24,000 metric tonnes;

Accounts means, in relation to any financial year of the Company, the audited profit and loss account of the Company (and the audited consolidated profit and loss account, if any, of the Company and its subsidiaries) in respect of that financial year, together with any notes, reports or statements included in or annexed to them;

Accounts Date means, in relation to any financial year of any Group Company, the last day of that financial year;

Adjustment Accounts means, in relation to the Completion Date, the Completion Accounts, and in relation to a particular date other than the Completion Date, the audited consolidated balance sheet and the audited consolidated profit and loss account of the Company and its subsidiaries as at that date, to be prepared in accordance with clause 6 and Schedule 5; and 2001 Adjustment Accounts, 2002 Adjustment Accounts and 2003 Adjustment Accounts shall have the meanings assigned to them in clause 7;

Amendment Service Agreements means the agreements relating to the amendments to be made to the terms of service of each GAT Employee, between each of the GAT Employees and the Vendor in the agreed form;

Amendments to the Articles means the amendments to the articles of association of the Company as set out in Schedule 7 and to be adopted by the Company pursuant to clause 5.4(c);

Announcement means the announcement to be made following the date of this Agreement by the Vendor, substantially in the form attached to this Agreement at Appendix A;

Applicable Proportion means the number of Shares divided by the total number of shares in issue in the capital of the Company as at Completion;

Business Day means a day (excluding Saturdays and Sundays) on which banks generally are open in Hong Kong for the transaction of normal banking business;

Business IP means the registered and material unregistered Intellectual Property Rights owned by the Group, for which purpose registered includes registrations and applications for registration;

Claim means any claim for breach of a Warranty or any claim under the Exemption Undertaking;

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

Company Sales means, in relation to any particular financial period, the net invoiced value of goods sold and including service income from the provision of design and testing services on an accrual basis for services rendered (in each case after allowance for returns and trade discounts) and after transaction taxes such as Value Added Tax during the relevant financial period (as set out in the relevant Adjustment Accounts) prepared as at that date; and the 2001 Company Sales, the 2002 Company Sales and the 2003 Company Sales shall be the Company Sales in relation to the Company and its subsidiaries for the financial year ending on 30 June 2001, 30 June 2002 and 30 June 2003 respectively;

Competing Business means any business which carries on, from time to time, the process of aluminum extrusion, casting, anodising and paint coating and the fabrication, production or manufacture of aluminum extrusion products (including the supply and/or distribution of aluminum extrusion products manufactured by such business but excluding aluminum smelting);

Completion means completion of the sale and purchase of the Shares under this Agreement in accordance with clause 5;

Completion Accounts means the statement of indebtedness and the cash and bank balances of the Company and its subsidiaries as at the Completion Date as reviewed by the Vendor’s Accountants, to be prepared in accordance with clause 6 and Schedule 5;

Completion Date means the date upon which Completion takes place;

Completion Net Debt means, as set out in the Completion Accounts, the outstanding borrowing and indebtedness of the Company and its subsidiaries (including without limitation all categories of borrowing and indebtedness set out in Schedule 5, but excluding borrowing and indebtedness included within working capital as defined in Schedule 5) less the cash and bank balances of the Company and its subsidiaries, from time to time;

Conditions Precedent means the conditions specified in clause 3.1;

Core Agreements means the agreed form agreements as listed at Part A and Part B Schedule 4;

Corporation Taxation means profits or corporate income tax payable by the Company and its subsidiaries, from time to time, under all applicable legislation;

Costs means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Deed of Undertaking means the deed to be entered into between Indalex, Kwong, the Vendor, the Purchaser and the Company immediately after the signing of this Agreement;

Disclosure Letter means the letter in the agreed form from the Vendor to the Purchaser executed and delivered immediately before the signing of this Agreement;

EBITDA means, in relation to any particular financial period, the profits attributable to shareholders before net interest, Corporation Taxation, depreciation and amortisation (as set out in the relevant Adjustment Accounts) prepared as at that date; and the 2001 EBITDA, the 2002 EBITDA and the 2003 EBITDA shall be the EBITDA in relation to the Company and its subsidiaries for the financial year ending on 30 June 2001, 30 June 2002 and 30 June 2003 respectively;

Environmental Warranties means the representations and warranties set out in Part C of Schedule 3;

Exemption shall have the meaning assigned to it in paragraph 13.1, Part D of Schedule 3;

Exemption Undertaking means the undertaking contained in clause 9.6;

financial year shall be construed in accordance with section 2(1) of the Companies Ordinance;

GAT Employees means those employees listed in Part B of Schedule 8;

Group means the Company and the Subsidiaries;

Group Company means any member of the Group;

HK$ means the lawful currency of Hong Kong;

Hong Kong Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Hongjia Acquisition means the proposed acquisition from Hongjia Aluminium Alloy Co., Ltd. by the Company’s wholly owned subsidiary of certain of the assets of the Hongjia business and to be effected by the Hongjia Agreements;

Hongjia Agreement means all of those agreements entered into or to be entered into as detailed out in Part A of Schedule 10;

Hongjia Material Terms means those provisions of the Hongjia Agreement which are set out in Part A of Schedule 10;

Indalex Group means Indalex and each of its subsidiaries, from time to time;

Indalex Parties means Indalex America Inc., Indalex Limited, the Purchaser and Indalex West Inc.;

Intellectual Property Rights means patents, trademarks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Internal IT Systems means the information and communications technologies used by the Group including hardware, proprietary and third party software, networks, peripherals and associated documentation;

Intra-Group Guarantees means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever:

(a)           given to any third party by any Group Company in respect of a liability of any member of the Non-Aluminum Group; and/or (as the context may require)

(b)           given to any third party by any member of the Non-Aluminum Group in respect of a liability of any Group Company;

Intra-Group Indebtedness means all debts outstanding between members of the Group and members of the Non-Aluminum Group (other than Intra-Group Trading Indebtedness);

Intra-Group Trading Indebtedness means all debts outstanding between members of the Group and members of the Non-Aluminum Group in respect of intra-group trading activities in the ordinary and usual course of business;

Key Employees means those employees listed in Part A of Schedule 8;

Kwong means Kwong Wui Chun of 12th Floor, Railway Plaza, 39 Chatham Road South, Kowloon, Hong Kong;

Last Accounts means the Accounts of the Group in respect of its financial year ended on the Last Accounts Date;

Last Accounts Date means 30 June 2000;

Leased Properties means the properties leased to the Group as at the date of this Agreement particulars of which are set out in Schedule 6;

Licences In means the licences of Intellectual Property Rights which have been granted to the Group;

Licences Out means the licences of Intellectual Property Rights which have been granted by the Group to third parties;

Management Agreement means the management services agreement to be entered into between the Company and Global Applied Technologies Limited in relation to the provision of certain ongoing services following Completion;

Nanhua Acquisition means the proposed acquisition from Guangdong Nanhua Aluminium Co. Ltd. by the Company’s wholly owned subsidiary of certain of the assets of the Nanhua business and to be effected by the Nanhua Agreements;

Nanhua Agreement means all of those agreements entered into or to be entered into as detailed out in Part B of Schedule 10;

Nanhua Material Terms means those provisions of the Nanhua Agreement which are set out in Part B of Schedule 10;

Non-Aluminum Group means each company comprising the Vendor’s Group (but excluding any Group Company);

PRC means the People’s Republic of China;

Property Warranties means the representations and warranties set out in Part B of Schedule 3;

Purchase Price means the amount specified in clause 5.5(a) and the further payments and adjustments (if any) made under clause 7 of this Agreement from time to time;

Purchaser Disposal Date means the date upon which neither the Purchaser nor any member of the Purchaser’s Group nor any nominee to which the Shares were transferred at the Purchaser’s direction on Completion hold, directly or indirectly, any shares in the Company and have any further actual or contingent right to acquire any shares in the Company, either issued or unissued, at a future date;

Purchaser’s Accountants means Deloitte & Touche or such other independent firm of internationally recognised public accountants as may be the Purchaser’s auditors from time to time;

Purchaser’s Group means the Purchaser and each of its subsidiaries, from time to time;

Ratio Threshold means 1 to 0.05;

Sample Accounts means the audited consolidated balance sheet and profit and loss account of the Company and its subsidiaries as at and for the financial year ended 30 June 2000 (including the calculation of the EBITDA, Completion Net Debt, Working Capital and Company Sales as at and for the year ended 30 June 2000 in relation to the Group) and attached at Appendix B;

Schedules means Schedules 1 to 10 to this Agreement and Schedule shall be construed accordingly,

security interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

Service Agreements means each of the service agreements between each of the Key Employees and the Company in the agreed form;

Shareholders Agreement means the shareholders agreement between Indalex, the Vendor, the Purchaser and the Company to be entered into on Completion;

Shares means 541,935 fully paid ordinary shares in the capital of the Company (representing at the date of this Agreement 26.2 per cent of the issued share capital of the Company);

Strategic Alliance Agreement means the agreement between, inter alia, the Indalex Parties and the Vendor relating to the supply of aluminum extrusion products, dated 6 September 2000;

Strategic Alliance Novation Agreement means the novation agreement to be entered into by each of the parties to the Strategic Alliance Agreement and the Company to effect the transfer of certain benefits and burdens of the Strategic Alliance Agreement from the Vendor to the Company;

Subsidiaries means the companies details of which are set out in Part B of Schedule 2;

subsidiary and subsidiaries shall be construed in accordance with sections 2(4) to 2(6) of the Companies Ordinance;

Tax or Taxation means, without limitation, in relation to Hong Kong, the PRC or elsewhere (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

Tax Authority means any taxing or other authority (wherever located) competent to impose any liability to Tax and Tax Authorities shall be construed accordingly;

Tax Indemnity means the deed of indemnity to be entered into between Indalex, the Vendor, the Purchaser and each of the Group Companies upon Completion;

Tax Relief means, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax) and:

(a)           any reference to the use or set off of a Tax Relief shall be construed accordingly and shall include use or set off in part; and

(b)           any reference to the loss of a Tax Relief shall include the non-existence or cancellation of any such Tax Relief, or to such Tax Relief being available only in a reduced amount;

Tax Warranties means the representations and warranties set out in Part D of Schedule 3;

Transaction Agreements means this Agreement, each of the Core Agreements and the Deed of Undertaking;

Vendor’s Accountants means Ernst & Young, or such other independent firm of internationally recognised public accountants as may be the Vendor’s auditors from time to time;

Vendor’s Group means the Vendor and each of its subsidiaries, from time to time;

Vendor Disposal Date means the date upon which neither the Vendor nor any member of the Vendor’s Group hold, directly or indirectly, any shares in the Company and have any further actual or contingent right to acquire any shares in the Company, either issued or unissued, at a future date;

Warranties means the representations and warranties set out in Schedule 3; and

Working Capital means, in relation to any particular date, the consolidated trade related current assets (excluding cash and cash equivalents) less consolidated trade related current liabilities (excluding bank overdrafts) of the Company and its subsidiaries as set out in the relevant Adjustment Accounts prepared as at that date;

and the 2001 Working Capital, the 2002 Working Capital and the 2003 Working Capital shall be the Working Capital in relation to the Company and its subsidiaries as at 30 June 2001, 30 June 2002 and 30 June 2003, respectively.

Part B:           Interpretation

1.             References to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships.

2.             The headings are inserted for convenience only and shall not affect the construction of this Agreement.

3.             References to one gender include all gender.

4.             Any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted.

5.             Any statement qualified by the expression to the best knowledge of the Vendor or so far as the Vendor is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed also to include the knowledge of Kwong, Michael Tse and Waltery Law, but so that the expression so far as the Vendor is actually aware shall be construed as referring only to the actual knowledge (and not any other knowledge) of Kwong, Michael Tse and Waltery Law.

6.             Any reference to a document in the agreed form is, in relation to agreements listed in Part A of Schedule 4, to the form of the relevant document and, in relation to the agreements listed in Part B of Schedule 4, to the form or substantially the form of the relevant document, agreed between the Vendor and the Purchaser and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Vendor and the Purchaser).

SCHEDULE 2

The Company And the Subsidiaries

Part A:           Details of the Company

1.	Name:	China Aluminum Group Holdings (BVI) Limited

2.	Date of Incorporation:	23 August 1994

3.	Place of Incorporation:	British Virgin Islands

4.	Class of Company:	Private Limited Company

5.	Registered Number:	IBC No. 126690

6.	Registered Office:	c/o Caribbean Corporate Services Limited Omar Hodge Building Wickhams Cay I P.O. Box 362 Road Town Tortola BVI

7.	Directors:	Michael Tse Kwong Wui Chun Hung Pann-Yi, Danny

8.	Secretary:	CCM Corporate Services Limited

9.	Authorised Capital:	US$50,000.00, divided into 5 million shares of nominal value US$0.01 each.

10.	Issued Capital:	US$20,684.53 divided into 2,068,453 ordinary shares of nominal value US$0.01 each.

11.	Registered Shareholders:	Global Applied Technologies Holdings Limited

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	Long Hing Profits Limited
Majestic Holdings Limited
Nanhai Panasia Metal Spraying Co., Limited
Asia Aluminum Manufacturing Co., Limited
Nanhai Asia Aluminium Factory Co., Limited
Pavillion Services Limited
Xinya Holdings Limited
Nanhai Xinya Aluminium & Stainless Steel Co., Limited
China Aluminum Union Limited

Part B:           Details of Subsidiaries

1.	Name:	Long Hing Profits Limited

2.	Date of Incorporation:	5 October 1998

3.	Place of Incorporation:	British Virgin Islands

4.	Class of Company:	Private limited company

5.	Registered Number:	296591

6.	Registered Office:	Trident Trust Company (BVI) Limited Trident Chambers P.O. Box 146 Road Town Tortola BVI

7.	Directors:	Kwong Wui Chun

8.	Secretary:	CCM Corporate Services Limited

9.	Authorised Capital:	US$50,000.00 divided into 50,000 shares of nominal value US$1.00 each.

10.	Issued Capital:	US$1.00 divided into 1 share of nominal value US$1.00.

11.	Registered Shareholders:	China Aluminum Group Holdings (BVI) Limited

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	Majestic Holdings Limited Nanhai Panasia Metal Spraying Co., Limited

1.	Name:	Majestic Holdings Limited

2.	Date of Incorporation:	28 May 1997

3.	Place of Incorporation:	Hong Kong

4.	Class of Company:	Private limited company

5.	Registered Number:	609774

6.	Registered Office:	12th Floor, Railway Plaza 39 Chatham Road South Tsimshatsui Kowloon Hong Kong

7.	Directors:	Kwong Wui Chun Zhong Jianqiu Hung Pann-Yi, Danny

8.	Secretary:	King Secretaries Limited

9.	Authorised Capital:	HK$60,000,000.00 divided into 60,000,000 ordinary shares of nominal value HK$1.00 each.

10.	Issued Capital:	HK$60,000,000.00 divided into 60,000,000 ordinary shares of nominal value HK$1.00 each.

11.	Registered Shareholders:	Long Hing Profits Limited – 9,999 shares Kwong Wui Chun – 1 share

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	Nanhai Panasia Metal Spraying Co., Limited

1.	Name:	Asia Aluminum Manufacturing Co., Limited

2.	Date of Incorporation:	23 August 1994

3.	Place of Incorporation:	Hong Kong

4.	Class of Company:	Private limited company

5.	Registered Number:	489557

6.	Registered Office:	12th Floor, Railway Plaza 39 Chatham Road South Tsimshatsui Kowloon Hong Kong

7.	Directors:	Kwong Wui Chun Hung Pann-Yi, Danny Michael Tse

8.	Secretary:	CCM Corporate Services Limited

9.	Authorised Capital:	HK$10,000.00 divided into 10,000 ordinary shares of nominal value HK$1.00 each.

10.	Issued Capital:	HK$2.00 divided into 2 ordinary shares of nominal value HK$1.00.

11.	Registered Shareholders:	China Aluminum Group Holdings (BVI) Limited – 1 share Li Chuk Kwan – 1 share

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	Nanhai Asia Aluminium Factory Co., Limited

1.	Name:	Pavillion Services Limited

2.	Date of Incorporation:	3 January 1996

3.	Place of Incorporation:	British Virgin Islands

4.	Class of Company:	International Business Company

5.	Registered Number:	IBC No. 171230

6.	Registered Office:	c/o Offshore Incorporations Limited P.O. Box 957 Offshore Incorporations Centre Road Town Tortola BVI

7.	Directors:	Kwong Wui Chun Zhong Jianqiu

8.	Secretary:	CCM Corporate Services Limited

9.	Authorised Capital:	US$50,000.00 divided into 50,000 shares of nominal value US$1.00 each.

10.	Issued Capital:	US$200.00 divided into 200 ordinary shares of nominal value US$1.00 each.

11.	Registered Shareholders:	China Aluminum Group Holdings (BVI) Limited

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	Xinya Holdings Limited Nanhai Xinya Aluminium & Stainless Steel Co., Limited

1.	Name:	Xinya Holdings Limited

2.	Date of Incorporation:	6 June 1997

3.	Place of Incorporation:	Hong Kong

4.	Class of Company:	Private limited company

5.	Registered Number:	611741

6.	Registered Office:	12th Floor Railway Plaza 39 Chatham Road South Tsimshatsui Kowloon Hong Kong

7.	Directors:	Kwong Wui Chun Zhong Jianqiu

8.	Secretary:	CCM Corporate Services Limited

9.	Authorised Capital:	HK$10,000.00 divided into 10,000 ordinary shares of nominal value HK$1.00 each.

10.	Issued Capital:	HK$2.00 divided into 2 ordinary shares of nominal value HK$1.00 each.

11.	Registered Shareholders:	Pavillion Services Limited – 1 share Hung Pann Yi – 1 share

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	Nanhai Xinya Aluminium & Stainless Steel Co., Limited

1.	Name:	Nanhai Panasia Metal Spraying Co., Limited

2.	Date of Incorporation :	28 October 1997

3.	Place of Incorporation:	PRC

4.	Class of Company:	Wholly foreign owned enterprise

5.	Business Licence Number:	Qi Du Yue Nan Zong Zi Di 001113 Hao

6.	Registered Office:	Zhong Bian Administrative Zone Dali District, Nanhai City Guangdong Province, PRC

7.	Directors:	Zhong Jianqiu Kwong Wui Chun Michael Tse Wang Yuxia Kuang Shunfen

8.	Secretary:	n/a

9.	Registered Capital:	US$2,900,000

10.	Total Investment:	US$2,900,000

11.	Registered Shareholders:	Majestic Holdings Limited

12.	Accounting Reference Date:	31 December

13.	Auditors:	Nanhai Junlang Certified Public Accountants Finn Co., Ltd.

14.	Subsidiaries:	n/a

1.	Name:	Nanhai Asia Aluminium Factory Co., Limited

2.	Date of Incorporation:	1 September 1992

3.	Place of Incorporation:	PRC

4.	Class of Company:	Wholly foreign owned enterprise

5.	Business Licence Number:	Qi Du Yue Nan Zong Zi Di 001008 Hao

6.	Registered Office:	Guijiang Highway, Middle Section Dali Town, Nanhai City Guangdong Province, PRC

7.	Directors:	Kwong Wui Chun Michael Tse Hung Pann-Yi, Danny

8.	Secretary:	n/a

9.	Registered Capital:	US$34,790,000

10.	Total Investment:	US$44,110,000

11.	Registered Shareholders:	Asia Aluminum Manufacturing Company Limited

12.	Accounting Reference Date:	31 December

13.	Auditors:	Nanhai Junlang Certified Public Accountants Firm Co., Ltd.

14.	Subsidiaries:	n/a

1.	Name:	Nanhai Xinya Aluminium & Stainless Steel Co., Limited

2.	Date of Incorporation:	5 December 1995

3.	Place of Incorporation:	PRC

4.	Class of Company:	Wholly foreign owned enterprise

5.	Business Licence Number:	Qi Du Yue Nan Zong Zi Di 000395 Hao

6.	Registered Office:	Guijiang Highway, Middle Section Dali Town, Nanhai City Guangdong Province, PRC

7.	Directors:	Kwong Wui Chun Zhong Jianqiu Hung Pann-Yi, Danny

8.	Secretary:	n/a

9.	Registered Capital:	US$11,399,000

10.	Total Investment:	US$11,700,000

11.	Registered Shareholders:	Xinya Holdings Limited

12.	Accounting Reference Date:	31 December

13.	Auditors:	Nanhai Junlang Certified Public Accountants Firm Co., Ltd.

14.	Subsidiaries:	n/a

1.	Name:	China Aluminum Union Limited

2.	Date of Incorporation:	7 August 2000

3.	Place of Incorporation:	Hong Kong

4.	Class of Company:	Private limited company

5.	Registered Number:	726620

6.	Registered Office:	12th Floor Railway Plaza 39 Chatham Road South Tsimshatsui Kowloon Hong Kong

7.	Directors:	Kwong Wui Chun Michael Tse

8.	Secretary:	CCM Corporate Services Limited

9.	Authorised Capital:	HK$10,000.00 divided into 10,000 ordinary shares of nominal value HK$1.00 each.

10.	Issued Capital:	HK$10,000.00 divided into 10,000 ordinary shares of nominal value HK$1.00.

11.	Registered Shareholders:	China Aluminum Group Holdings (BVI) Limited – 9,999 shares Kwong Wui Chun – 1 share

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

14.	Subsidiaries:	n/a

1.	Name:	Huge Spot Holdings Limited

2.	Date of Incorporation:	6 February 2001

3.	Place of Incorporation:	British Virgin Islands

4.	Class of Company:	Private Limited Company

5.	Registered Number:	IBC No. 430835

6.	Registered Office:	Akara Buildings, 24 De Castro Street, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

7.	Directors:	Kwong Wui Chun Hung Pann Yi, Danny

8.	Secretary:	Santo Management Limited

9.	Authorised Capital:	US$50,000.00, divided into 50,000 shares of nominal value US$1.00.

10.	Issued Capital:	US$1.00 divided into 1 share of nominal value US$1.00

11.	Registered Shareholders:	China Aluminum Group Holdings (BVI) Limited

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

1.	Name:	Kar Yip Holdings Limited

2.	Date of Incorporation:	6 February 2001

3.	Place of Incorporation:	British Virgin Islands

4.	Class of Company:	Private Limited Company

5.	Registered Number:	IBC No. 430837

6.	Registered Office:	Akara Buildings, 24 De Castro Street, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

7.	Directors:	Kwong Wui Chun Hung Pann Yi, Danny

8.	Secretary:	Santo Management Limited

9.	Authorised Capital:	US$50,000.00, divided into 50,000 shares of nominal value US$1.00.

10.	Issued Capital:	US$1.00 divided into 1 share of nominal value US$1.00

11.	Registered Shareholders:	China Aluminum Group Holdings (BVI) Limited

12.	Accounting Reference Date:	30 June

13.	Auditors:	Ernst & Young

SCHEDULE 3

The Warranties

Part A:           General

INFORMATION

Information provided by Vendor

1.1           The information provided to the Purchaser in writing during the preparation and negotiation of this Agreement was provided by the Vendor (or its advisers) in good faith and, to the best knowledge of the Vendor, is in all material respects true, accurate and not misleading.

Disclosure

1.2(a)      There are fully and accurately in all material respects set out in the Disclosure Letter all facts and matters which are necessary to qualify the statements set out in this Schedule in order that such statements, as so qualified, are true, accurate in all material respects and not misleading in any material respect.

(b)           All information set out in the Disclosure Letter is true, accurate in all material respects and not misleading in any material respect.

THE VENDOR AND THE GROUP

Authorisations

2.1           The Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement.

The Company and the Shares

2.2(a)      All of the Shares are fully-paid or properly credited as fully-paid and the Vendor is the sole legal and beneficial owner of them free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b)           The information in respect of the Company set out in Part A of Schedule 2 is true and accurate.

The Subsidiaries

2.3(a)      The Company is (or a Subsidiary is) the sole legal and beneficial owner of the entire issued share capital of each of the Subsidiaries free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever.

(b)           The information in respect of each of the Subsidiaries set out in Part B of Schedule 2 is true and accurate.

Other Interests

2.4           No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking other than the Subsidiaries.

FINANCIAL MATTERS

Accounts

3.1(a)      The Last Accounts give a true and fair view of the state of affairs of the Company and its subsidiaries as at the Last Accounts Date and of their results for the financial year ended on the Last Accounts Date.

(b)           The Completion Accounts will give a true and fair view of the Completion Net Debt of the Group as at Completion. There will be no liabilities (accrued, contingent or otherwise) of the Group as at Completion except to the extent that provision or reserve is made in the Completion Accounts.

(c)           Without limiting the generality of paragraph (a):

(i)        the Last Accounts either make appropriate provision for or disclose all significant liabilities (whether actual, contingent or disputed and including finance lease commitments and pension liabilities), all significant outstanding capital commitments and all bad or doubtful debts of the Company and its subsidiaries as at the Last Accounts Date, in each case in accordance with generally accepted accounting principles;

(ii)       the Accounts for each of the last three financial years ended on the Last Accounts Date were prepared under the historical convention, complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice (or financial reporting standards) and generally accepted accounting principles of Hong Kong then in force;

(iii)      any slow moving stock included in the Last Accounts has been written down appropriately and any redundant or obsolete stock has been wholly written off, and in no case did the value attributed to any stock included in the Last Accounts exceed the lower of cost and net realisable value as at the Last Accounts Date;

(iv)      all work-in-progress valued in the Last Accounts was valued at figures not exceeding the amounts which could in the circumstances existing at the Last Accounts Date reasonably be expected to be realised in the normal course of carrying on the business;

(v)       the method of valuing stock and work-in-progress and the basis of depreciation and amortisation adopted in the Last Accounts were the same as those adopted in the Accounts for each of the two financial years preceding the financial year ended on the Last Accounts Date;

(vi)      the rate of depreciation adopted in the Accounts for each of the three financial years ended on the Last Accounts Date was sufficient for each of the fixed assets to be written down to nil by the end of its useful life;

(vii)     except as stated in its Accounts, no changes in the accounting policies were made in any of the three financial years ended on the Last Accounts Date; and

(viii)    the results shown by the Accounts for each of the three financial years ended on the Last Accounts Date were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

Management Accounts

3.2           The unaudited management accounts of each Group Company for all periods ended after the Last Accounts Date were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twenty four months prior to the Last Accounts Date.

Position since Last Accounts Date

3.3(a)      Since the Last Accounts Date there has been no material adverse change in the financial or trading position or (save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses in Hong Kong) in the prospects of any Group Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(b)           Since the Last Accounts Date:

(i)        the business of each Group Company has been carried on in the ordinary and usual course and no Group Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(ii)       save for the Strategic Alliance Agreement, no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude;

(iii)      save pursuant to the Nanhua Agreement and the Hongjia Agreement, no Group Company has (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of HK$1 million;

(iv)      no debtor has been released by any Group Company on terms that it pays less than the book value of its debt and no debt in excess of HK$100,000 owing to any Group Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(v)       no resolution of the members of any Group Company has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings); and

(vi)      the business of each Group Company has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses.

Accounting and other Records

3.4           The statutory books, books of account and other records of each Group Company:

(a)           up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis;

(b)           comprise complete and accurate records of all information required to be recorded therein; and

(c)           are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which the relevant Group Company is a party.

DEBT POSITION

Debts owed to the Group

4.1(a)      There are no debts owing to any Group Company as at 1 March 2001 other than:

(i)        the Intra-Group Indebtedness details of which are set out in the Disclosure Letter; and

(ii)       other trade debts incurred in the ordinary and usual course of business which do not exceed HK$1 million in aggregate for the Group as a whole (and none of which exceeds HK$100,000) save for trade debts arising out of any contract for the purchase or sale of aluminum ingots or scrap, normal trade or credit facilities or the sale of the Group’s products in the ordinary and normal course.

(b)           The book debts shown in the Last Accounts have realised their nominal amount less any specific provision for bad or doubtful debts included in such accounts. The book debts incurred since the Last Accounts Date and which are outstanding as at the date of this Agreement will realise within six months from the due date not less than 95 per cent, of their nominal amount.

Debts owed by the Group

4.2(a)      No Group Company has outstanding any borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills or facilities (in each case other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

(i)        Intra-Group Indebtedness which does not exceed HK$1 million in aggregate for the Group as a whole and details of which are set out in the Disclosure Letter; and

(ii)       moneys borrowed from third parties of a non-trade nature (which do not exceed HK$1 million in aggregate for the Group as a whole) and details of which as at 1 March 2001 are set out in the Disclosure Letter.

(b)           No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

REGULATORY MATTERS

Licences

5.1(a)      Each Group Company has obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b)           The licences, permissions, authorisations and consents referred to in paragraph (a) are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects.

(c)           To the best knowledge of the Vendor, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Purchaser or otherwise).

Compliance with Laws

5.2(a)      Each Group Company has conducted its business and corporate affairs in accordance with its Memorandum and Articles of Association and in all material respects with all applicable laws and regulations (whether of Hong Kong or any other jurisdiction).

(b)           No Group Company is in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of Hong Kong or any other jurisdiction).

THE GROUP’S ASSETS

Ownership

6.1(a)      For the purpose of this Warranty 6.1, assets shall not include the Leased Properties, to which the provisions of Part B of this Schedule shall apply.

(b)           Each of the assets included in the Last Accounts or acquired since the Last Accounts Date (other than assets sold in the ordinary course of business) is the absolute property of the Group. Those assets are not the subject of any security interest (other than those the existence of which the Vendor is not actually aware and arise or are imposed by law) or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

(i)        any hire or lease agreement in the ordinary course of business involving expenditure of less than HK$1 million per annum (where the aggregate expenditure of the Group under all such agreements is less than HK$5 million per annum);

(ii)       title retention provisions in respect of goods and materials supplied to the Group in the ordinary course of business; or

(iii)      liens arising in the ordinary course of business by operation of law.

Possession and Third Party Facilities

6.2           All of the assets owned by each Group Company, or in respect of which any Group Company has a right of use, are in the possession or under the control of that Group Company.

Condition

6.3           All the plant, machinery, equipment and vehicles used by each Group Company are in a good state of repair and have been regularly and properly maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement.

Insurances

6.4(a)      There is set out in the Disclosure Letter a summary of the insurances maintained by or covering members of the Group. Such insurances are in full force and effect and, to the best knowledge of the Vendor, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.

(b)           Except for claims under medical insurances taken out by the Group, no claim is outstanding by any Group Company under any such policy of insurance and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to such a claim.

INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

Business IP

7.1(a)      The Disclosure Letter contains a complete and accurate list of the Business IP. The owner or applicant for each Intellectual Property Right specified in the Disclosure Letter is correctly stated.

(b)           A Group Company owns all of the rights and interests in, and has title to, the Business IP. The Business IP is valid and subsisting.

(c)           A Group Company is the registered proprietor of the registrations and applications included in the Business IP, and the registrations and applications are not subject to, or likely to be subject to, amendment, challenge, removal or surrender. There is nothing which might prevent the applications from being granted.

(d)           No compulsory licences, licences of right or anything similar have been, or are likely to be, granted for the Business IP.

(e)           All application, filing, registration, renewal and other fees for the Business IP have been paid. The Disclosure Letter contains a complete and accurate list of renewal dates for the next six months.

Licences In and Licences Out

7.2(a)      The Disclosure Letter contains a complete and accurate list of the Licences In and the Licences Out, excluding, in each case, licences for computer software acquired by the Group from bona fide third party vendors.

(b)           The Licences In and the Licences Out are binding and in force. None of the parties to them is in default and there are no grounds on which they might be terminated. No disputes have arisen or are foreseeable in connection with them.

No Infringement by Group

7.3(a)      None of the operations of the Group infringes, or is likely to infringe, the Intellectual Property Rights of a third party.

(b)           No claim has been made by a third party which alleges that the operations of the Group infringe, or are likely to infringe, the Intellectual Property Rights of a third party or which otherwise disputes the right of a Group Company to use the Intellectual Property Rights owned or used by the Group. The Vendor is not aware of any circumstances likely to give rise to a claim.

Restrictions on Use

7.4(a)      There are no agreements or arrangements which restrict the disclosure, use or assignment by the Group of the Intellectual Property Rights owned or used by the Group.

(b)           The Group is not under any obligation to pay a royalty, licence fee or other consideration, or to obtain approval or consent, for use of the Intellectual Property Rights owned or used by the Group.

Documentation

7.5           Complete and accurate records, files and documents have been maintained for all material Intellectual Property Rights owned or used by the Group and the records, files and documents are in the Group’s possession or under its control.

Information technology

7.6(a)      The Internal IT Systems are either owned by, or properly licensed or leased to, a member of the Group. The relevant Group Company is not in defeult under the licences or leases and there are no grounds on which they might be terminated.

(b)           The Group has binding maintenance and support contracts for the Internal IT Systems. There is no reason to believe that the contracts will not be renewed when they expire on the same or substantially similar terms.

(c)           The Group has, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the Internal IT Systems and the data and information stored on the Internal IT Systems.

(d)           The Internal IT Systems do not contain third party software or systems which are not available from third party suppliers on arms length commercial terms.

CONTRACTUAL MATTERS

Material Contracts

8.1           The Disclosure Letter lists all agreements and arrangements of the kinds described in this Warranty 8.1 to which any Group Company is a party. Except as specified in the Disclosure Letter, there is not outstanding any agreement or arrangement to which any Group Company is a party:

(a)           which, by virtue of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

(i)        any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

(ii)       any Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any Group Company being created or increased;

(b)                                 entered into otherwise than by way of a bargain at arm’s length;

(c)                                  save for the Nanhua Agreement and the Hongjia Agreement, which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities of any Group Company now or at any time in the future;

(d)                                 (save for the Intra-Group Guarantees specified in the Disclosure Letter) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by any Group Company in respect of the obligations or solvency of any third party;

(e)                                  pursuant to which any Group Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts;

(f)            which, upon completion by a Group Company of its work or the performance of its other obligations under it, is likely to result in a loss for that Group Company which is not fully provided for in the Last Accounts;

(g)           which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which any Group Company is a party;

(h)           which involves or is likely to involve (i) expenditure by any Group Company in excess of HK$1 million in respect of any one contract (but excluding any contract or commitment for the purchase or sale of aluminum ingots or scrap, or normal trade or credit facilities or the sale of the Group’s products in the ordinary and normal course) or (ii) obligations or restrictions of any Group Company of an unusual or exceptional nature or magnitude and not in the ordinary and usual course of business; and

(i)            save for the Strategic Alliance Agreement, which is any other agreement or arrangement having or nicely to have a material effect on the financial or trading position or prospects of any Group Company.

Defaults

8.2(a)      No Group Company is in default under any agreement to which it is a party and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to any such default.

(b)           To the best knowledge of the Vendor, no party with whom any Group Company has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

Trading Relationships

8.3           During the twelve months preceding the date of this Agreement no significant customer of or supplier to any Group Company has ceased to deal with that Group Company or has indicated an intention to cease to deal with that Group Company, either in whole or in part, and, so far as the Vendor is actually aware, no such person is likely to cease to deal with that Group Company or deal with that Group Company on a smaller scale (whether as a result of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement or for any other reason).

Grants

8.4           No Group Company has done or agreed to do anything as a result of which, and the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement is not likely to have the result that, either:

(a)           any investment or subsidy or other grant or allowance paid to any Group Company is or will be liable to be refunded in whole or in part; or

(b)           any such subsidy, grant or allowance for which application has been made by any Group Company will not be paid or will be reduced.

Trade Bills

8.5       As at 1 March 2001, no Group Company has incurred any liability (actual or contingent) or will incur any liability which has arisen or will arise from the issuing of trade related bills to customers based either in Hong Kong or elsewhere where such bills are issued on a recourse basis and one or more of the parties to whom recourse may be made, in the event of default by the relevant customer, is a member or are members of the Group.

LITIGATION AND INVESTIGATIONS

Litigation

9.1(a)      Except as plaintiff in the collection of debts arising in the ordinary course of business (none of which exceeds HK$500,000 and which do not exceed HK$5 million in aggregate), no Group Company is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning any Group Company or any of its assets.

(b)           So far as the Vendor is aware, no governmental or official investigation or inquiry concerning any Group Company is in progress or pending.

(c)           The Vendor is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph (b).

Defective Products

9.2           So far as the Vendor is aware, no Group Company has manufactured, sold or supplied any product or service which is or was or will become in any material respect faulty, defective or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly or impliedly made by any Group Company or with all applicable laws, regulations, standards and requirements.

DIRECTORS AND EMPLOYEES

Employees

10.1         The Disclosure Letter sets out or refers to a list of all employees of each Group Company showing, by reference to appropriate grades or categories, the remuneration payable and other principal benefits which the Company is bound to provide.

Compliance

10.2         Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.

Disputes

10.3         No dispute has arisen within the last five years between any Group Company and a material number or category of its employees (or any trade union or other body representing all or any of such employees) and there are no present circumstances which are likely to give rise to any such dispute.

Incentive Schemes

10.4         Except as specified in the Disclosure Letter, no Group Company has in existence (or is proposing to introduce) any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees.

Payments on Termination

10.5         Except to the extent (if any) to which provision or allowance has been made in the Last Accounts:

(a)           no outstanding liability has been incurred by any Group Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation payments or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and

(b)           no gratuitous payment has been made or benefit given (or promised to be made or given) by any Group Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company.

INSOLVENCY ETC.

11.1         No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company or for the appointment of any provisional liquidator. No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

11.2         No composition in satisfaction of the debts of any Group Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

11.3         No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

11.4         No Group Company has been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part), a fraudulent preference, an invalid floating charge or part of a general assignment of debts.

11.5         All charges in favour of any Group Company required to be registered in accordance with the provisions of sections 80 to 91 of the Companies Ordinance have been so registered or comply with all necessary formalities as to registration or otherwise in any foreign jurisdiction.

11.6         No person who now is, or who at any time within the last three years was, a director or officer of any Group Company is, or at any material time was, subject to any disqualification order under sections 168C to 168T of the Companies Ordinance.

11.7         No events or circumstances analogous to any of those referred to in Warranties 11.1 to 11.6 have occurred in any jurisdiction outside Hong Kong.

11.8         To the best knowledge of the Vendor, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in Warranties 11.1 to 11.7 if the Warranties were to be repeated at any time on or before Completion.

Part B: Property Warranties

1.             The Leased Properties comprise all the land and premises rented, occupied or otherwise used by any Group Company or in which any Group Company has any right or interest.

2.             A list of all tenancy agreements or leases entered into by the Group Companies in respect of the Leased Properties has been disclosed in Schedule 6 and the description set out therein is correct and accurate and not misleading in any material respects.

3.             Each of the Group Companies has paid the rent, rates and all other charges for which the tenant is responsible under the tenancy agreements or leases of the Leased Properties up to the last payment date and has observed and performed the covenants on the part of the tenant and the conditions contained in the tenancy agreements or leases in all material respects and all such tenancies or leases are valid, binding and in full force.

4.             All licences, consents and approvals required from the landlords, any superior landlords and mortgagees (where necessary) in respect of any of the tenancies or leases of the Leased Properties have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals (if any) have been duly performed and observed in all material respects.

5.             The Group Companies together have exclusive and unfettered possession of the Leased Properties and no right of occupation has been acquired or is in the course of being acquired by any third party.

6.             All covenants, restrictions, stipulations, conditions and other terms and obligations in so far as the same affect the Leased Properties have been observed and performed in all material respects and, so far as the Vendor is aware, there are no circumstances which would entitle or require the government or any landlord or other person to exercise any powers of re-entry and taking possession or which would otherwise restrict or terminate the continued possession or occupation of any of the Leased Properties.

7.             There are no circumstances, actions, disputes, notices, liabilities, demands, complaints, litigation or pending litigation which (with or without the taking of other action) would entitle any third party to exercise a right or power of entry or to take exclusive possession, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Leased Properties for its present purposes.

8.             Each Group Company has complied with all ordinances, regulations, by-laws and other relevant legislation to which they are subject in relation to the Leased Properties.

9.             No Leased Property is affected by any order, notice or proceedings involving any governmental, state, municipal or local authority or other body or third party or any agreement with any of the same.

10.           The present use of each Leased Property is the permitted use for the purpose of the relevant tenancy agreement or lease of such Leased Property.

11.           There is no outstanding and unobserved or unperformed obligation necessary to comply with any notice or other material requirement given or imposed by the landlord under any tenancy agreement or lease of any of the Leased Properties.

12.           No material structural or other defects have appeared in respect of or affecting the buildings and structures on or comprising the Leased Properties or any parts thereof and all such Leased Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used and will not require substantial expenditure for regular repair and maintenance.

13.           All rent review notices and counter-notices and notices, counter-notices and applications to the court under the Landlord and Tenant (Consolidation) Ordinance of Hong Kong or any other applicable rules and regulations to be served by any of the Group Companies have been served within the prescribed time limits and there has been and are no disputes outstanding as to the settlement of the relevant level of rent under the tenancy or lease of any of the Leased Properties.

14.           None of the Group Companies are aware of any breaches of any condition by any of them in respect of the tenancy agreement or lease of any Leased Properties, including the covenants to pay rent.

Part C: Environmental Warranties

1.             The Vendor and each Group Company is in full compliance in all material respects with codes, statutes or other laws or all and any legislation concerning health, safety or matters related to pollution or protection of the environment which are applicable to any Group Company or to the Leased Properties and all rules, regulations, ordinances, orders, notices and directives made thereunder (Environmental Legislation), and each Group Company has obtained all necessary consents, permits, licences, authorisations and approvals required under the Environmental Legislation (Environmental Authorisations) in order for the continual conduct by any Group Company of its business and there has been and is no breach of any permits, consents, the Environmental Authorisations or Environmental Legislation in any material respect. Copies of such permits and consents have been provided to the Purchaser.

2.             All environmental studies, audits and other environmental reports or assessments commissioned or otherwise obtained by the Vendor in respect of the Leased Properties, whether in final form or in draft, have been disclosed to the Purchaser.

3.             No claim of any violation, breach or infringement of Environmental Legislation has been made against the Vendor or any Group Company and neither the Vendor nor any Group Company has been notified in writing by any regulatory body that to any extent it is not in compliance with any Environmental Authorisations.

4.             So far as the Vendor is aware, the continuing conduct of its business or use of the Leased Properties by any Group Company will not give rise to any claim, proceeding or action under any Environmental Legislation.

5.             There has been no spill, discharge, leak, emission, injection, escape, deposit or release of any kind on the Leased Properties or into the environment, whether from the Leased Properties or otherwise of any substances, material or waste (whether solid, liquid or gaseous) which is capable of causing harm to the health of living organisms or the environment or other interference with the ecological systems of which living organisms form part and in the case of man includes offences caused to any of his senses or harm to his property resulting from the conduct of the business of the Vendor or any Group Company other than those releases permissible under the Environmental Authorisations held by a Group Company or under the Environmental Legislation.

6.             So far as the Vendor is aware, there is not currently and there has not been on the Leased Properties any spill leakage, discharge, release or deposit (whether to water, land, sewage systems or air or a combination or these) of any substance material or waste (whether solid, liquid or gaseous) which:

(a)                                  is capable of causing harm to the health of living organisms or the environment or other interference with the ecological systems of which living organisms form part and which in the case of man includes offence caused to any of his senses or harm to his property, or

(b)           may inhibit or restrict or make materially more costly any operation of the businesses of the Vendor or any Group Company or the occupation of or redevelopment of the Leased Properties or any part of them by reason of contamination or otherwise.

7.             To the best of the Vendor’s knowledge:

(a)           no property in the immediate vicinity of the Leased Properties has been used as a landfill;

(b)           there has been no material release, discharge or disposal of any hazardous materials by any third party in the immediate vicinity of the Leased Properties; and

(c)           no hazardous materials have been stored, treated or managed at the Leased Properties operated by any Group Company or at any adjoining location other than those likely to be stored, treated or managed in the ordinary course of the businesses carried out at the Leased Properties.

8.             No notice, order, judgement, demand or letter requiring the taking of remedial or other action under or pursuant to the Environmental Legislation has been received by the Vendor or any Group Company.

9.             Neither the Vendor nor any Group Company has been notified nor is the Vendor aware that the Vendor or any Group Company has any indebtedness or outstanding liability (absolute or contingent) in respect of the Environmental Legislation with respect to the storage, treatment, clean-up or disposal of any pollutant, contaminant, substance, material or waste (whether solid, liquid or gaseous).

Part D:          Tax Warranties

GENERAL/COMPLIANCE

Accounts

1.1           All liabilities expected to fall due of each Group Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Last Accounts Date or arising in respect of an event occurred, occurring or deemed to occur on or before the Last Accounts Date are fully provided for in the Last Accounts, and the same have been accounted for in timely fashion in the period they arose. All other warranties relating to specific Tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

Position since Last Accounts Date

1.2           Since the Last Accounts Date:

(a)           no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Group Company (or would have given or might give rise to such a liability but for the availability of any Tax Relief) other than Tax in respect of normal trading income or receipts of the Group Company concerned;

(b)           no payment has been made by any Group Company which will not be deductible and no income, profits or gains have been excluded which will not be excludable for the purposes of any Tax, including but not limited to computing the profits of that Group Company or in computing the corporate Tax chargeable on it;

(c)           no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Last Accounts Date, should have been reflected in the provision for deferred Tax contained in the Last Accounts; and

(d)           no event has occurred which has or may have the effect of prejudicing any relief taken into account in computing or eliminating the provision for deferred tax contained in the Last Accounts.

Continuing commitments

1.3           All sums payable under any obligation incurred by any Group Company prior to Completion and which will continue to bind any Group Company after Completion have been and will continue to be deductible for the purposes of any Tax, either in computing the profits of any Group Company or in computing the Tax chargeable on it.

Returns etc

1.4           Each Group Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Vendor is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any Tax Authority.

Disputes, investigations

1.5           No Group Company is involved in any current dispute with any Tax Authority or is or has been the subject of any investigation, audit or non-routine visit by any Tax Authority. So far as the Vendor is aware in relation to each Group Company there is no planned investigation, audit or non-routine visit by any Tax Authority and there are no facts (including facts not disclosed to any Tax Authority) which might cause such an investigation, audit or non-routine visit to be instituted.

Penalties, interest

1.6           No Group Company nor any director or officer of any Group Company (in his capacity as such) has paid or become liable to pay, and, so far as the Vendor is aware, there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

Tax avoidance

1.7           No Group Company has been challenged, disallowed or investigated by any Tax Authority for (a) entering into any transaction the sole or main purpose of which was the avoidance or evasion or deferral or reduction of Tax by any Group Company or any associated person or (b) entering into any transaction the object of which was the exclusion or reduction of the amount of any income, profits, gains, sales, supplies or imports made or enjoyed by any Group Company or any associated person for any Tax purpose, or the creation or increase of the amount of any deduction, loss, allowance or credit claimed or intended to be claimed by any Group Company or any associated person for any Tax purpose.

Losses

1.8           All losses, allowances or credits taken into account in computing the provision for Tax (including deferred tax) in the Last Accounts, or represented to the Purchaser as being available at any time to any Group Company have been properly incurred and claimed and are not expected to be the subject of a challenge or investigation by any Tax Authority.

Consents, clearances

1.9           No transaction in respect of which any consent or clearance was required or sought from any Tax Authority is or has been entered into or carried out by any Group Company otherwise than in accordance with a properly obtained written consent or clearance.

Special arrangements

1.10         No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Company’s affairs.

Agency, permanent establishment

1.11         No Group Company is or has been or is expected to be liable for any Tax as the agent or deemed agent of any other person or business or constitutes, has constituted or is expected to constitute a permanent establishment of any other person, business or enterprise for any Tax purpose.

EMPLOYEES

2.             All amounts payable to any Tax Authority in respect of any employee or any other person (including any Tax deductible from any amounts paid to an employee or any other person, and any social security or similar contributions required to be made in respect of employees or any other person) due and payable by any Group Company up to the date hereof have been duly paid and each Group Company has made all such deductions and retentions as should have been made under applicable laws or regulations.

CAPITAL GAINS

3.             If each Group Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Last Accounts, to a person not connected with it and by way of bargain at arm’s length, no liability to Tax would arise by reference to any actual or deemed gain.

CAPITAL EXPENDITURE

4.             If each Group Company disposed of each of its assets for a consideration equal to their book value as shown in or adopted for the purpose of the Last Accounts, no Tax charge would arise under any legislation relating to depreciation allowances (or corresponding legislation of the relevant jurisdiction).

COMPANY RESIDENCE/PERMANENT ESTABLISHMENT

5.             Each Group Company is and has at all times been resident for Tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double Taxation arrangement). No Group Company is or has been or is expected to be subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

TRANSFER PRICING

6.             The Group has not been challenged, disallowed or investigated by any Tax Authority for any indication of transfer pricing adjustment to the profits of any Group Company, or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or threatened.

SALES TAXES AND IMPORT DUTY

7.1           For the purposes of this paragraph 7 the expression sales tax means Tax on sales, turnover, value added or any similar measure imposed in any relevant jurisdiction. Import Duty means tax or duty or charge on importation or exportation or any similar measure imposed in any relevant jurisdiction.

7.2           Each Group Company:

(a)           has been registered or declared for the purposes of sales tax and import duty at all times that it has been required to be so registered or declared by sales tax legislation or import duty regulation;

(b)           has complied fully with and observed in all material respects the terms of sales tax legislation or import duty regulation;

(c)           is not and has not been treated for the purposes of sales tax legislation or import duty regulation as a member of a group that includes any company that is not a Group Company, and has not applied for such treatment; and

(d)           is not and has not been subject under sales tax legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge and no event has occurred which could give rise to such a penalty, fine or surcharge.

7.3           All sales tax, import duty and other taxes or charges payable upon the importation of goods or services and all excise duties payable in respect of any assets (including trading stock) imported or owned by any Group Company have been paid in full.

7.4           All importations of goods by any Group Company are and have been the subject of proper customs clearance procedures (including correct classification and valuation according to the applicable legislation and the following of the correct procedure for any exemption claimed from import duties). So far as the Vendor is aware, no goods imported by a third party on behalf of any Group Company or sold to a Group Company are liable to seizure or forfeiture for non-payment or improper reclaim of any import duty.

7.5           No Group Company has imported any goods or materials without full payment of import duties and taxes or sales taxes in circumstances where import duties and taxes or sales taxes may become payable in respect of such goods or materials after such importation on the occurrence or non-occurrence of any event or on the utilisation or non-utilisation of such goods or materials in any manner.

STAMP DUTY/CAPITAL DUTY

8.1           All documents in the possession or under the control of each Group Company or to the production of which any Group Company is entitled which establish or are necessary to establish the title of any Group Company to any asset, or by virtue of which any Group Company has any right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

8.2           All duties, fees and penalties payable in respect of the capital of each Group Company have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

DOUBLE TAX TREATIES

9.             Save as disclosed in the Disclosure Letter, each Group Company is entitled to claim the benefit of any double taxation agreement or convention entered into between the jurisdiction in which it is resident and any other relevant jurisdiction.

THIN CAPITALISATION

10.           No Group Company is or could be treated as thinly capitalised for any Tax purpose. There are no circumstances which could cause any Tax Authority to deny relief for interest paid by any Group Company, and no such relief has been denied in fact.

COMPLIANCE

11.           None of the assets which relate to the business carried on by the Company is subject to any security interest arising in connection with any failure (or alleged failure) to pay Tax. All duties of customs and excise and other Tax payable on the importation or acquisition of any such assets have been paid in full, and none of the assets is liable to confiscation or forfeiture by virtue of non-payment of Tax or non-compliance with any legislation or regulation relating to Tax.

WLTHHOLDINGS

12.           Each Group Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority, in respect of such deductions or retentions.

TAX EXEMPTION

13.1         The Disclosure Letter sets outs in sufficient detail each exemption from Taxation available to each Group Company (the Exemptions and each an Exemption), including the extent of that Exemption, the period for which that Exemption will apply, the legislation or concession pursuant to which that Exemption was granted and the date and method in which that Exemption was granted. The information set out in the Disclosure Letter in relation to each of the Exemptions is correct, complete and accurate.

13.2         Each Group Company in relation to which an Exemption or Exemptions is or are disclosed as having been granted in the Disclosure Letter has met, continues to meet and will continue to meet all the conditions and requirements in order for the relevant Exemption or Exemptions to be available to that Group Company to the full extent set out in the Disclosure Letter; and has always duly and within appropriate time limits filed all returns, letters, notices required to be filed in order to benefit to the full extent set out in the Disclosure Letter from such Exemption or Exemptions.

TAX RECORDS

14.           Each Group Company has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of Tax and has preserved such records, invoices and other documents in such form and for such periods as are required by legislation relating to such Tax.

FOREIGN EXCHANGE

15.           Each Group Company has complied with all applicable regulations and legislation in relation to foreign currency and has maintained all necessary records and has obtained all necessary consents, approvals and certificates in respect thereof.

SCHEDULE 4

The Core Agreements

Part A:

1.             the Shareholders Agreement; and

2.             the Tax Indemnity.

Part B:

1.             each of the Service Agreements;

2.             each of the Amendment Service Agreements;

3.             the Strategic Alliance Novation Agreement; and

4.             the Management Agreement.

SCHEDULE 5

Adjustment Accounts

1.             Basis of Preparation

1.1           The Adjustment Accounts shall:

(a)           be prepared and delivered to the Purchaser on the following basis:

Adjustment Accounts	Period covered	Indebtedness / Balance sheet date	Deadline for submission to Purchaser

Completion Accounts	n/a	Completion Date	60 days following Completion Date

2001 Adjustment Accounts	1 July 2000 - 30 June 2001	30 June 2001	90 days following 30 June 2001

2002 Adjustment Accounts	1 July 2001- 30 June 2002	30 June 2002	60 days following 30 June 2002

2003 Adjustment Accounts	1 July 2002- 30 June 2003	30 June 2003	60 days following 30 June 2003

(b)           save in relation to the Completion Accounts, include consolidated balance sheet and profit and loss account of the Company and its subsidiaries together with any notes included in or annexed to them;

(c)           (except as otherwise specifically provided in this Schedule) be prepared under the historical cost convention and in accordance with Hong Kong Statements of Standard Accounting Practice, accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance, and on a basis consistent with that adopted by the Vendor in the preparation of the Last Accounts and the financial statements in the last 24 months; and

(d)           not re-appraise the value of any of the assets of the Company or its subsidiaries as a result of the change in ownership of the share capital of the Company (or any changes in the business of the Company or any of its subsidiaries since Completion following such change in ownership) except only as specifically set out in this Schedule.

2.             Working Capital, Completion Net Debt, Company Sales and EBITDA

The Working Capital, the Completion Net Debt, the Company Sales and the EBITDA shall be calculated from the relevant set of Adjustment Accounts in accordance with the provisions of clause 6 and in relation to Working Capital and Completion Net Debt, the following additional criteria shall apply:

2.1           In relation to the calculation of Working Capital:

Current assets includes (without limitation):

•          prepayments, deposits and other receivables of a trade related nature;

•          trade receivables (net of bad debt write-offs, general and specific provisions in accordance with the Company’s provisioning policies and reviewed and adjusted by the Purchaser’s and Vendor’s Accountants);

•          bills receivables (undiscounted); and

•          inventories (net of inventory write-downs and provisions for obsolescence in accordance with the Company’s provisioning policies and reviewed and adjusted by the Purchaser’s and Vendor’s Accountants).

Current liabilities includes (without limitation):

•          bank and other loans (including those from the Vendor) for working capital purposes;

•          trade payables;

•          trust receipt loans/bills payable; and

2.2           In relation to the calculation of Completion Net Debt:

Completion Net Debt includes (without limitation):

•          long and short term bank and other third party loans (secured and unsecured) and accrued interest thereon;

•          debit bank balances (to comprise the net balance between (i) any bank overdrafts; and (ii) the cash in the bank and any cash equivalents) less any cash in hand;

•          net balances owed to the Non-Aluminum Group, Kwong and associates and accrued interest payable thereon;

•          other shareholder loans;

•          contingencies (such as discounted bills (with recourse), guarantees, standby letters of credit, indemnities or derivatives);

•          forward/futures contract commitments;

•          debentures;

•          loan stock or similar instruments;

•          total finance lease commitments (principal and finance charges);

•          total operating lease commitments (and other non-cancellable cost and revenue commitments);

•          other contracted capital commitments;

•          deferred payments outstanding for future acquisitions; and

•          instruments having the commercial effect of borrowing,

other than any of the above which are of a working capital nature.

3.             Review procedures to be performed by the Vendor’s Accountants in relation to the draft Adjustment Accounts

The procedures below will be the minimum procedures applied by the Vendor’s Accountants upon their review of the Completion Accounts, in relation to the review of Completion Net Debt, and of the 2001 Adjustment Accounts, the 2002 Adjustment Accounts and the 2003 Adjustment Accounts, generally, save where otherwise noted:

3.1           Working Capital

Accounts/bills receivable

•          Obtain an analysis of trade debtors by product line, division, customer and geographical region (as appropriate) and enquire about significant trends and fluctuations. Agree to supporting or external documentation as appropriate.

•          Arrange for debtors’ confirmations for a specified sample of trade debtor balances. Obtain explanations for any discrepancies in replies received.

•          Obtain trade debtors’ ageing as at the balance sheet date (and latest available date) and highlight potential collection problems. Obtain management’s comments as to recoverability of large overdue balances. Agree to supporting or external documentation as appropriate.

•          Obtain an analysis of bad debt write-offs and consider adequacy of allowance for doubtful debts as at the balance sheet date.

Inventories

•          Obtain an analysis of inventory (by product category, volume and value as appropriate), calculate inventory turnover ratio and enquire about any significant trends and fluctuations. Agree to supporting or external documentation as appropriate.

•          Obtain finished products inventory ageing report at balance sheet date (and latest available date). Discuss with management the physical and accounting treatment of significantly aged inventory.

•          Enquire about and consider the adequacy of the procedures used by management to determine any obsolete inventory.

•          Enquire about any inventories held on consignment or consigned to others. Arrange for confirmations of inventories held on consignment or consigned to others, as appropriate.

•          Attend stocktake and enquire about timing/ extent of physical inventory procedures and historical experience with book to physical adjustments. Agree to supporting or external documentation as appropriate.

Accounts payable

•          Obtain an analysis of accounts payable by supplier (by value, purchase volume, material category if appropriate). Agree to supporting or external documentation as appropriate.

•          Arrange for creditors’ confirmations for a specified sample of trade creditor balances. Obtain explanations for any discrepancies in replies received.

•          Enquire about ageing profile of accounts payable and discuss any trends over time.

3.2          Completion Net Debt

•          Arrange for confirmation for all debt, cash and bank balances at the balance sheet date. Obtain explanations for any discrepancies in replies received.

•          Review confirmation responses for unrecorded liabilities.

3.3          Company Sales

•          Consider the basis for recognition of sales.

•          Perform cut-off review procedures of sales in the appropriate period.

•          Obtain an analysis of actual sales by value, volume, product category and geographical region, if appropriate. Enquire about any significant or unusual trends and the impact for future trading. Agree to supporting or external documentation as appropriate.

3.4           EBITDA

•          Obtain explanations from management as to fluctuations from the prior year in the Company’s income and expense items excluding interest, taxes, depreciation and amortisation. Agree to supporting evidence as necessary.

4.             Specific Adjustments to the Adjustment Accounts to be made prior to the deadline for submission to the Purchaser as set out in paragraph 1

4.1           Adjustments to the Completion Accounts

No specific adjustments to be made to the Completion Accounts.

4.2           Adjustments to the 2001 Adjustment Accounts

Following the audit of the 2001 Adjustment Accounts by the Vendor’s Accountants, the 2001 Company Sales and the 2001 EBITDA shall be adjusted such that the 2001 Company Sales and the 2001 EBITDA shall be:

•          reduced by such amounts as correspond to the financial results of the Hongjia Acquisition and Nanhua Acquisition during the period to which the 2001 Adjustment Accounts relate; and

•          increased by the 2001 Sales Adjustment and the 2001 EBITDA Adjustment, respectively.

For the purposes of this paragraph 4.2:

2001 Shortfall means x metric tonnes (save where x is less than zero, in which case x shall be deemed to be zero), where:

x = a - (b + c);

2001 Sales Adjustment means HK$y, where:

y =	x.d	;
b

2001 EBITDA Adjustment means HK$z, where:

z =	y.e	;
f

and where,

a =	the 2001 Gross Sales Threshold;

b =

the gross sales expressed in metric tonnes attributable to those products sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2001 Adjustment Accounts relate;

c =

the gross sales expressed in metric tonnes attributable to those products agreed to be sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2001 Adjustment Accounts relate which were not so sold, distributed or supplied but which were sold, distributed or supplied by the Company or any of its subsidiaries to any third person during the financial period to which the 2001 Adjustment Accounts relate;

d =

the gross sales expressed by value in the lawful currency of Hong Kong attributable to those products sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2001 Adjustment Accounts relate;

e =	the 2001 EBITDA; and

f =	the 2001 Company Sales.

4.3           Adjustments to the 2002 Adjustment Accounts

Following the audit of the 2002 Adjustment Accounts by the Vendor’s Accountants, the 2002 Company Sales and the 2002 EBITDA shall be adjusted such that the 2002 Company Sales and the 2002 EBITDA shall be:

•          reduced by such amounts as correspond to the financial results which relate to the 2002 Profits Adjustment; and

•          increased by the 2002 Sales Adjustment and the 2002 EBITDA Adjustment, respectively.

For the purposes of this paragraph 4.3:

2002 Profits Adjustment means the net profits derived from the Hongjia Acquisition and the Nanhua Acquisition during the financial period to which the 2002 Adjustment Accounts relate, and in the event that the net profits so derived exceed HK$71 million, the net profits shall be deemed to be HK$71 million; and

2002 Shortfall means x metric tonnes (save where x is less than zero, in which case x shall be deemed to be zero), where:

x = a - (b + c);

2002 Sales Adjustment means HK$y, where:

y =	x.d	;
b

2002 EBITDA Adjustment means HK$z, where:

z =	y.e	;
f

and where,

a =	the 2002 Gross Sales Threshold;

b =

the gross sales expressed in metric tonnes attributable to those products sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2002 Adjustment Accounts relate;

c =

the gross sales expressed in metric tonnes attributable to those products agreed to be sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2002 Adjustment Accounts relate which were not so sold, distributed or supplied but which were sold, distributed or supplied by the Company or any of its subsidiaries to any third person during the financial period to which the 2002 Adjustment Accounts relate;

d =

the gross sales expressed by value in the lawful currency of Hong Kong attributable to those products sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2002 Adjustment Accounts relate;

e =	the 2002 EBITDA; and

f =	the 2002 Company Sales.

4.4          Adjustments to the 2003 Adjustment Accounts

Following the audit of the 2003 Adjustment Accounts by the Vendor’s Accountants, the 2003 Company Sales and the 2003 EBITDA shall be adjusted, such that the 2003 Company Sales and the 2003 EBITDA shall be:

•          reduced by such amounts as correspond to the financial results which relate to the 2003 Profits Adjustment; and

•          increased by the 2003 Sales Adjustment and the 2003 EBITDA Adjustment, respectively.

For the purposes of this paragraph 4.4:

2003 Profits Adjustment means the net profits derived from the Hongjia Acquisition and the Nanhua Acquisition during the financial period to which the 2003 Adjustment Accounts relate, and in the event that the net profits so derived exceed HK$78.5 million, the net profits shall be deemed to be HK$78.5 million; and

2003 Shortfall means x metric tonnes (save where x is less than zero, in which case x shall be deemed to be zero), where:

x = a - (b + c);

2003 Sales Adjustment means HK$y, where:

y =	x.d	;
b

2003 EBITDA Adjustment means HK$z, where:

z =	y.e	;
f

and where,

a =	the 2003 Gross Sales Threshold;

b =

the gross sales expressed in metric tonnes attributable to those products sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2003 Adjustment Accounts relate;

c =

the gross sales expressed in metric tonnes attributable to those products agreed to be sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2003 Adjustment Accounts relate which were not so sold, distributed or supplied but which were sold, distributed or supplied by the Company or any of its subsidiaries to any third person during the financial period to which the 2003 Adjustment Accounts relate;

d =

the gross sales expressed by value in the lawful currency of Hong Kong attributable to those products sold, distributed or supplied under the Strategic Alliance Agreement during the financial period to which the 2003 Adjustment Accounts relate;

e =	the 2003 EBITDA; and

f =	the 2003 Company Sales.

SCHEDULE 6

The Leased Properties

Group I – property rented by the Group in Hong Kong

1.             Property:

12th Floor, Railway Plaza, No. 39 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong

2.             Description and tenancy particulars

(i)            The property is currently leased to the Group for a term of one year commencing from 1 April 2000 at a rent of HK$250,240 per month (exclusive of rates and management fees) with an option to renew for a further term to two years.

(ii)           The Group is currently in the process of negotiating a renewal of the lease with the lessor.

3.             Particulars of occupancy

The property is currently occupied by the Group as an office.

4.             Lessor

Harbour Talent Limited

Group II - Properties occupied by the Group under agreements in the PRC

A.

1.             Property:

An industrial complex situated at Xiaochanggang of Lezhukou Village, Qicha Management Zone, Middle Section of Guijiang Highway, Dali Town, Nanhai, Guangdong Province

2.             Description and tenancy particulars:

(i)            The property comprises an industrial complex erected on various plots of irregular shaped site having a total site area of approximately 80,182 sq.m.

(ii)           The industrial complex has a total gross floor area of approximately 49,338 sq.m.

(iii)          The land use rights of the property comprising various plots of land having a total site area of approximately 80,182 sq.m. are currently leased to Nanhai Asia Aluminium Factory Co., Limited, a wholly-owned subsidiary of the Company, for terms due to expire between 2011 to 2016 at a current total annual rent of RMB2,180,524 and a current total annual management fees of RMB791,600. (Please see particulars of land undertaking contracts below)

Particulars of land undertaking contracts

Endorsement Date of Contracts	Lessor	Site Area (sq.m.)	Lease Term

18-7-1995	Qicha Economic United Association	25,272	1-10-1991 to 30-9-1994 1-10-1994 to 30-9-2011

18-7-1995	Qicha Economic United Association	18,579	1-11-1991 to 30-10-1994 1-11-1994 to 30-9-2011

18-7-1995	Qicha Economic United Association	13,088	1-4-1994 to 30-3-1994 31-3-1994 to 30-9-2011

18-7-1995	Qicha Economic United Association	15,968	15-1-1995 to 14-1-1997 15-1-1997 to 30-9-2011

27-7-1995	Qicha Management Zone Lezhukou (East) Economic Association	1,897.375	1-4-1994 to 30-3-1997 31-3-1997 to 30-4-2014

27-7-1995	Qicha Management Zone Lezhukou (East) Economic Association	882.85	15-1-1995 to 14-1-1997 15-1-1997 to 14-1-2016

Endorsement Date of Contracts	Lessor	Site Area (sq.m.)	Lease Term

25-12-1996	Qicha (Group) Company Limited (Economic United Association)	4,495	1-7-1996 to 30-6-1998 1-7-1998 to 30-6-2016

B.

1.             Property:

An Industrial Complex Situated at Qicha Management Zone, Middle Section of Guijing Highway, Dali Town, Nanhai, Guangdong Province

2. Description and tenancy particulars:

(i)            The property comprises an industrial complex erected on two plots of irregular-shaped site having a total site area of approximately 56,910 sq.m.

(ii)           The industrial complex has a total gross floor area of approximately 34,876 sq.m.

(iii)          The land use rights of the property is currently leased to Nanhai Xinya Aluminium & Stainless Steel Co., Limited, a wholly-owned subsidiary of the Company, for a term commencing from 1 July 1995 to 30 June 2015 at a current total annual rent of RMB2,731,680 and a current total annual management fees of RMB682,960 (Please see particulars of land undertaking contracts below)

Particulars of land undertaking contracts

Endorsement Date of Contract	Lessor	Site Area (sq.m.)	Lease Term

1-11-1995	Qicha (Group) Company Limited	55,683	1-7-1995 to 30-6-2015

6-12-1996	Qicha (Group) Company Limited	1,227	1-7-1995 to 30-6-2015

C.

1.        Property:

An industrial complex situated in the industrial district of Zhongbian Management Zone, Nanhai, Guangdong Province

2.        Description and tenancy particulars:

(i)        The property comprises an industrial complex on a site having a total site area of approximately 7,813 sq.m.

(ii)       The industrial complex has a total gross floor area of approximately 1,500 sq.m.

(iii)      The land use rights of the property, which was originally leased to a Mr Zhong Jianqiu, are currently leased to Nanhai Panasia Metal Spraying Co., Limited, a wholly-owned subsidiary of the Company, for a term of 24 years due to expire in 2018 at a current total annual rent of RMB845, 623 and no management fees is required. No transfer agreement has been entered into between Mr Zhong Jianqiu and Nanhai Panasia Metal Spraying Co., Limited for the transfer of the lease but the transfer of lease was certified by a letter dated 19 November 1998 issued by Zhong Bian Management Zone of Dali Town, Nanhai

3.        Particulars of occupancy

The property is currently occupied by the Group as workshop, ancillary offices, warehouses and ancillary uses.

4.        Lessor

Zhong Bian Management Zone (Economic United Association)

SCHEDULE 7

Amendments to the Articles

The Articles are amended as follows:

PRELIMINARY

1.             Insert the following new definitions under Article 2:

“A Group” means the A Shareholder and its Subsidiaries from time to time;

“A Group Member” means any member of the A Group;

“A Shareholder” means GAT (or the transferee of its shares following a permitted transfer to another member of the A Group);

“Aluminum Extrusion” means the processes of aluminum extrusion, casting, anodising and paint coating, and the fabrication, production or manufacture of aluminum extrusion products (including the supply and/or distribution of the aluminum extrusion products manufactured by the business that carries on such process but excluding, for the avoidance of doubt, aluminum smelting);

“B Group” means the B Shareholder and its Subsidiaries from time to time;

“B Group Member” means any member of the B Group;

“B Shareholder” means Indalex UK Limited, a company incorporated under the laws of England whose company number is 188407 and whose registered office is at Novar House, 24 Queens Road, Weybridge, Surrey KT13 9UX (or the transferee of its shares following a permitted transfer to another member of the B Group or the Indalex Group);

“Board” means the Company’s board of directors or any duly appointed committee of it;

“Business” means the manufacture, sale and distribution of Aluminum Extrusion products and such other aluminum business as the Group may agree to undertake;

“Business Day” means a day (other than a Saturday) on which banks generally are open in Hong Kong for a full range of business;

“GAT” means Global Applied Technologies Holdings Limited, a company incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda;

“Group” means the Company and its Subsidiaries for the time being, and, following completion of the Hongjia Acquisition and the Nanhua Acquisition, the Group shall be deemed to include the sino foreign equity joint venture enterprises to be established to effect the Hongjia Acquisition and the Nanhua Acquisition;

“Group Member” means any member of the Group;

“Hongjia Acquisition” means the certain proposed establishment of a sino foreign equity joint venture enterprise as a 60 per cent. subsidiary of the Company for the acquisition of certain of the assets of Hongjia Aluminiurn Alloy Co., Ltd.;

“Indalex” means Indalex, Inc., a company incorporated under the laws of Delaware whose registered office is at 3000 Lakeside Drive, Suite 309 South, Bannockburn, IL 60015, U.S.A.;

“Indalex Group” means Indalex and its Subsidiaries, from time to time;

“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Joint Working Party”, in relation to any matter, means a joint working party of the Company established to consider such matter consisting of four (4) representatives and comprising equal numbers of representatives from both (i) Indalex and (ii) the A Shareholder or the Company;

“Nanhua Acquisition” means the certain proposed establishment of a sino foreign equity joint venture enterprise as a 60 per cent. subsidiary of the Company for the acquisition of certain of the assets of Guangdong Nanhua Aluminium Co. Ltd.;

“Reserved Shareholder Matters” means those matters defined in Article 146B;

“Shareholders” means the A Shareholder and the B Shareholder (and “Shareholder” shall be construed accordingly);

“Subsidiaries” means, in relation to an undertaking (the “holding undertaking”), any other undertaking in which the holding undertaking (or persons acting on its or their behalf) for the time being directly or indirectly holds or controls either:

(a)       a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or

(b)       the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters,

and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any further undertaking of which that other is a Subsidiary; PROVIDED THAT, for the purposes of the Articles, neither the Company nor any Subsidiary of the Company is to be regarded as a Subsidiary of the A Shareholder or the B Shareholder or any other A Group Member or B Group Member;

“undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit. In relation to an undertaking which is not a company, expressions in the Articles appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description;

2.             Delete “Ordinance” in the first line of Article 4 and replace with “Act”.

3.             Delete “articles” in the first line of Article 6 and replace with “Articles”.

MEETINGS OF MEMBERS

Meetings of Members

4.             Delete “more than”, and insert “or more” after “10 per cent” in the first line of Article 52.

Notice of Meetings

5.             Delete “seven” in the first line of Article 60 and replace with “fourteen”.

Conduct of Meetings

6.             Insert “more than” after “holding” in line 2 of Article 61.

7.             Delete “fifty per cent of the votes of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon” in lines 1-3 of Article 63 and replace with “one duly authorised representative of the A Shareholder and one duly authorised representative of the B Shareholder”.

8.             (1)           Delete “one hour” in the first line of Article 64 and replace with “thirty minutes”.

(2)           Delete “if convened upon the requisition of members, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time as the directors may determine” in lines 2-4 of Article 64 and replace with “shall be adjourned for seven Business Days to be held at the same venue and at that adjourned meeting any two members present in person or by proxy shall be a quorum”.

9.             Delete Article 69 and replace with the following:

“69.        The chairman of the meeting shall not be entitled to a casting vote.”

DIRECTORS, OFFICERS, AGENTS AND LIQUIDATORS

Powers and Proceedings of Directors

10.           Insert the following at the end of Article 74:

“The B Shareholder shall have the right to appoint one director at any time and the remaining directors shall be appointed by the A Shareholder. Any director may, and the secretary shall at the request of any director, summon a meeting of the directors.”

11.           Delete “the directors shall be elected by the members or the directors for such term as the members or the directors may determine” in lines 2-3 of Article 75 and replace with “, subject to the provisions of Article 74, a Shareholder may appoint a director nominated by it by notice to the Company and to the other Shareholder”.

12.           Delete “a resolution of members or by a resolution of directors” in the first line of Article 77 and replace with “the Shareholder by whom he was appointed by notice to the Company and to the other Shareholder”.

13.           Delete “by a resolution of members or by a resolution of a majority of remaining directors” in lines 2-3 of Article 79 and replace with “in accordance with the provisions of Article 75”.

14.           (1)           Insert “and each of the Shareholders” after “A director” in the first line of Article 84.

(2)           Delete “three” in the first line of Article 84 and replace with “fourteen”.

(3)           Delete “all of the directors entitled to vote at the meeting” in lines 2-3 of Article 84 and replace with “the A Shareholder and the B Shareholder have agreed to shorten or”.

(4)           Insert “, as the case may be” after “the notice of the meeting” in line 3 of Article 84.

(5)           Insert “agreement or” before “waiver” in line 4 of Article 84.

(6)           Insert after “on his part” in line 4 of Article 84 “and the presence at the meeting of at least one of the directors appointed by a Shareholder shall be deemed to constitute agreement or waiver on the part of that Shareholder”.

15.           (1)           Delete “no less than one half of the total number of directors” in line 2 of Article 85 and replace with “at least two directors”.

(2)           Insert the following as a continuation of Article 85:

“The Board shall decide on matters by simple majority vote. Each director shall have one vote. Any director who is absent from a meeting may nominate any other director to act as his alternate and to vote in his place at the meeting. The chairman shall not have a casting vote.”

NOTICES

16.           Renumber Article 138 as Article 138A.

17.           (1)           Delete “mail” in the first line of sub-paragraph (a) of renumbered Article 138A and replace with “prepaid recorded delivery, special delivery or registered post”.

(2)           Insert after “share register” in line 2 of sub-paragraph (a) of renumbered Article 138A “or to such other address, or by fax to such fax number, as may be notified by the members to the Company from time to time for such purpose”.

18.           Insert the following as new Article 138B:

“138B. Any such notice, information or written statement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.”

ARBITRATION

19.           Delete “Ordinance” in line 5 of Article 142 and replace with “ordinance”.

RESERVED SHAREHOLDER MATTERS

20.           Insert the following as new Article 146:

“RESERVED SHAREHOLDER MATTERS

“146A. Notwithstanding any contrary provision in these Articles, the A Shareholder and B Shareholder shall use their respective powers to ensure, for so long as any members of the B Group or the Indalex Group together hold not less than ten per cent (10%) of the issued share capital of the Company, that none of the actions specified in Article 146B is taken (whether by the Board, the Company, any Subsidiary of the Company or any of the officers or managers within the Group) unless the A Shareholder and Indalex give their prior approval to proceed in accordance with Article 146C.

146B.     The Reserved Shareholder Matters are:

(a)          altering the Memorandum and/or Articles or other constitutional documents of any Group Member;

(b)          except with the approval of a Joint Working Party as provided in Article 146D, changing the authorised or issued share capital of any Group Member or any Group Member increasing (or reducing) its shareholding in any other company;

(c)           materially changing the nature or scope of the Business of any Group Member;

(d)          any Group Member borrowing or raising money or entering into any commitment to borrow or raise money (including entering into any finance lease, but excluding normal trade credit or trade facilities entered into in the ordinary course of business) which would result in the Group’s aggregate actual and contingent borrowings exceeding HK$10,000,000 (or such other amount as the A Shareholder and Indalex may agree from time to time);

(e)           any Group Member entering into any guarantee agreement or arrangement for the benefit of any person other than a member of the Group;

(f)            any Group Member incurring any capital expenditure in respect of all items and projects in aggregate in excess of HK$15,000,000 (or such other amounts as the A Shareholder and Indalex may agree from time to time);

(g)          any Group Company disposing of (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company;

(h)          except with the approval of a Joint Working Party as provided in Article 146D, any Group Member acquiring (whether in a single transaction or series of transactions) any Aluminum Extrusion business (or any material part of any Aluminum Extrusion business) or any shares in any company which carries on the business of Aluminum Extrusion;

(i)           any Group Member acquiring (whether in a single transaction or series of transactions) any business other than Aluminum Extrusion (or any material part of any business other than Aluminum Extrusion) or any shares in any company which carries on any business other than Aluminum Extrusion;

(j)            any Group Member entering into (or terminating) any material partnership, joint venture, profit-sharing agreement, technology licence or collaboration (other than a contract entered into in the ordinary course of business);

(k)          any Group Member entering into any contract, liability or commitment which:

(i)       is of a long term nature; for this purpose “long term” means continuing for more than two (2) calendar years;

(ii)      could involve an obligation of a material magnitude or nature; for this purpose “material” means a liability for expenditure in excess of HK$20,000,000; or

(iii)    is outside the ordinary course of business of the Group;

unless a contract satisfies such authorisation criteria as the A Shareholder and Indalex may approve from time to time as part of the procedures for any Group Member entering into contracts;

(l)                                  major decisions relating to the conduct (including the settlement) of material legal proceedings to which any Group Member is a party, excluding legal proceedings against Indalex or any of its affiliates; for these purposes “material” means a potential liability or claim of more than HK$10,000,000;

(m)          any Group Member entering into any transaction which would constitute a connected transaction as defined in chapter 14 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

(n)          any transaction between any Group Member and any A Group Member (save for another Group Member) which is either:

(i)       outside the ordinary course of business; or

(ii)      within the ordinary course of business but has a value of more than HK$10,000,000 or is not on commercial arm’s length terms;

(o)          creating any mortgage, charge, encumbrance or other security interest of any nature in respect of all or any material part of any Group Member’s undertaking, property or assets;

(p)          any Group Member making any material acquisition or disposal (including any material acquisition or grant of any licence) of or relating to any Intellectual Property Rights;

(q)          any proposal or proceedings to wind up any Group Member.

146C. Approval of any of the Reserved Shareholder Matters (or to any variation thereof) shall require a unanimous vote of the A Shareholder and the B Shareholder given either in writing by the A Shareholder and Indalex or by their respective representatives at a general meeting of the Company.

146D. Notwithstanding Articles 146B and 146C, the Reserved Shareholder Matters described in Articles 146B(b) and 146B(h) may be approved by a majority vote of a Joint Working Party made in accordance with the voting procedures of the Joint Working Party agreed between the A Shareholder and Indalex.”

SCHEDULE 8

Key Employees and GAT Employees

Part A:              Key Employees

Employee	Present Position

Mr. Thomas Tsang	General Manager of Majestic Holdings Limited

Mr. Benny Lam	Import Manager of the Vendor

Mr. Xie Jia Hua	General Manager of Asia Aluminum Manufacturing Co. Limited

Mr. Zhou Guo Bin	Asst. General Manager of Asia Aluminum Manufacturing Co. Limited

Mr. Peng Zhen Xiong	Export Manager of Asia Aluminum Manufacturing Co. Limited

Mr. Zhong Jianqiu	General Manager of Nanhai Xinya Aluminum & Stainless Steel Co. Limited

Mr. Huang Zhi Bo	Sales Manager of Asia Aluminum Manufacturing Co. Limited

Mr. Wan Xie Min	Managing Director of Nanhai Panasia Metal Spraying Co. Limited

Ms. Betty Wang	Sales Director of Asia Aluminum Manufacturing Co. Limited

Part B:              GAT Employees

Employee	Present Position

Mr. Kwong	Chairman of the Vendor

Mr. Michael Tse	Deputy Chairman and Managing Director of the Vendor

Mr. Danny Hung	Executive Director of the Vendor

Mr. Waltery Law	Chief Financial Officer of the Vendor

Ms. June Yip	Export Manager of the Group

SCHEDULE 9

Pre-Completion Dividends

Payor of Dividend (1)	Payee of Dividend (2)	Amount of Dividend (3)

Asia Aluminum Manufacturing Company Limited	China Aluminum Group Holdings (BVI) Limited	HK$14,616,000.00

China Aluminum Group Holdings (BVI) Limited	Global Applied Technologies Holdings Limited	HK$14,616,000.00